UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Kimball International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4) Date Filed: _______________________

Robert F. Schneider
Chairman and Chief Executive Officer
1600 Royal Street
Jasper, Indiana 47549

September 9, 2015

Dear Fellow Share Owners:

I am pleased and excited to invite you to our Annual Meeting of Share Owners to be held on October 20, 2015, at 9:30 a.m. EDT at the Kimball International headquarters building at 1600 Royal Street in Jasper, Indiana. Our offices will be open for sign-in beginning at 8:45 a.m. EDT. Please see the Proxy Statement for registration instructions. Your vote is very important to us, so I encourage you to follow the simple instructions on your notice of Internet availability or proxy card to vote on-line, via telephone, or, if you received a printed set of proxy materials, by mailing in your proxy card. If you attend the Annual Meeting, you may also vote in person.
It is indeed a new day for Kimball International — fiscal year 2015 has been transformational for your Company! In this proxy statement we share with you information regarding the many changes we have made since the spin-off of our electronics segment to position your Company for success as a focused furniture company. While the spin-off legally occurred on October 31, 2014, the Kimball International Board of Directors, executive officers, management, and many employees of your Company have worked, and continue to work hard to accomplish the final separation of the operations of the two companies. We have a few remaining transitional matters to be completed. The largest remaining activity is the full separation of the IT systems and infrastructure, which were heavily integrated prior to the spin-off. We expect this to be complete before December 31, 2015.
Your Company’s operating results and stock performance have shown nice improvement since the spin-off. When a company spins off a significant portion of its business, it is common for stock price volatility and heavy trading of the parent company’s stock to occur immediately after the spin-off, as investors seek to gain better insight on the perceived intrinsic value of the remaining business of the company. We experienced that phenomenon over the first 30 trading days after the spin-off. Our Volume Weighted Average Price (VWAP) for the 30 trading days post-spin ending December 15, 2014 was $9.89. I am very pleased with both our operating performance and the improvement in Share Owner value during fiscal year 2015.
We also made several key operating decisions after the spin-off effective date that I feel were critical to the future success of Kimball International. Immediately after the spin-off, we announced the restructuring of our Post Falls, Idaho facility, and the transition of manufacturing from that facility to existing company-owned facilities in southern Indiana. This decision was difficult as it impacted 256 of our dedicated Post Falls employees, but we believe it was necessary to better utilize excess capacity and reduce operating and freight costs. We expect this shutdown and transfer of work to be completed by September, 2016, and anticipate cost savings of approximately $5 million annually thereafter. We also announced the restructuring of our flight operations with the sale of a corporate jet that had been used mainly for executive business travel purposes. We completed that sale early in calendar year 2015, eliminating over $800,000 in operating expenses per year going forward. Each of these decisions was very important to our goal of achieving an 8% operating income level, a level commonly attained by competitors in our markets.
Concurrent with the spin-off, Kimball International’s two classes of stock became equal in voting rights, a best practice in corporate governance. With a focus on the new, single-class share structure following the unification of Class A and Class B shares, we reevaluated our corporate governance practices and policies. As a result, we have taken many proactive steps to refocus and modernize our corporate governance policies and practices around the single-class share structure, including:

•	the addition to the Board of a Lead Independent Director role;

•	the addition of a requirement for a director to submit his or her resignation in the event he or she does not receive a majority of votes cast in an uncontested election;

•	the formalization of our related persons transaction policy;

•	the addition of a no hedging/pledging policy for officers and directors holding Company stock; and

•	the adjustment of officer and director Stock Ownership Guidelines to be more aligned with industry practice.

We have also made some significant adjustments to the compensation, benefits and perquisites for our executive officers to better align perspective and focus with our Share Owners and to align more closely with our employees as a team, including:

•	the addition of a Relative Total Shareholder Return-based performance share award plan for our senior executive officers;

•
the change of the performance metric from economic profit to operating income for the Annual Performance Share Award program starting in fiscal year 2016 in order to increase focus of officers and other senior management on achieving 8% operating income;

•
the addition of three-year Restricted Stock Unit Awards as a retention tool and to increase at-risk stock compensation, while phasing out the Long-Term Performance Share Award program that did not have predictable annual expense;

•
the modernization of Change-in-Control and Executive Employment Agreements to add a double trigger for payout, to remove tax gross-up for executives, to cap payout to reduce the risk of loss of tax deductions to the Company, and to reduce CEO severance payout to be aligned with other executives;

•	the elimination of the following executive perquisites: reimbursement for financial planning, tax preparation expenses, and healthcare expenses; and executive parking; and

•	the inclusion of our part-time employees in our Amended and Restated 2010 Profit-Sharing Incentive Bonus Program, to better align these employees with corporate objectives.

As I look back on the year, it is quite incredible all the transformational changes that took place. I hope you are pleased with the changes your Board, the executives and employees of Kimball have undertaken during fiscal year 2015. We believe your Company is making excellent progress. In our annual report last year, we told you “a new day dawns.” It certainly has, and I believe it holds the promise of a very bright future for your Company!

Bob Schneider,
Chairman and CEO

KIMBALL INTERNATIONAL, INC.
1600 Royal Street
Jasper, Indiana 47549
(812) 482-1600

NOTICE OF ANNUAL MEETING OF SHARE OWNERS
to be held October 20, 2015
To the Share Owners of Kimball International, Inc.:
The annual meeting of the Share Owners of KIMBALL INTERNATIONAL, INC., an Indiana corporation (the “Company”), will be held at the principal offices of the Company, 1600 Royal Street, Jasper, Indiana on Tuesday, October 20, 2015, at 9:30 A.M., Eastern Daylight Time (EDT), for the following purposes:

1.	To elect two directors of your Company.

2.	To approve the Kimball International, Inc. Amended and Restated 2010 Profit Sharing Incentive Bonus Plan.

3.	To ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2016.

4.	To consider and transact such other business as may properly come before the meeting or any adjournments thereof.
The Board of Directors has fixed the close of business on August 17, 2015, for determining our Share Owners entitled to notice of and to vote at the meeting and any adjournments thereof. Only Share Owners of record at the close of business on that date will be entitled to vote. All Share Owners of Company’s Common Stock are entitled to elect two directors, approve the Kimball International, Inc. Amended and Restated 2010 Profit Sharing Incentive Bonus Plan, consider and vote upon the ratification of the Company’s independent registered public accounting firm, and vote upon all other matters properly presented at the meeting.
In accordance with the e-proxy rules adopted by the Securities and Exchange Commission that permit companies to furnish proxy materials to their Share Owners primarily via the Internet, on or about September 9, 2015, the Company mailed many of its Share Owners a Notice of Internet Availability of Proxy Materials (the “Notice”). On or about the same date, the Company mailed a printed copy of its 2015 Annual Report to Share Owners, proxy statement and a proxy card to its other Share Owners. On the mailing date of the Notice, all Share Owners of record and street name holders will have the ability to access all of the Company’s proxy materials, including the 2015 Annual Report to Share Owners and the proxy statement, via the Internet at www.proxyvote.com.
If you have received a printed set of proxy materials, a proxy, being solicited on behalf of the Board of Directors, has been enclosed along with a return envelope, which requires no postage if mailed in the United States. If you own shares of either Class A Common Stock or Class B Common Stock, or both, you will receive one Notice, or if you have received a printed set of proxy materials, you will receive one proxy card.
By Order of the Board of Directors
Julia Heitz Cassidy, Secretary
September 9, 2015
YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE
PROMPTLY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE
INSTRUCTIONS ON THE NOTICE OR THE PROXY CARD, OR IF YOU
RECEIVED A PRINTED SET OF PROXY MATERIALS, YOU MAY VOTE
BY SIGNING, DATING AND MAILING THE ACCOMPANYING PROXY CARD.
THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO
VOTE IF YOU ATTEND THE MEETING IN PERSON.

PLEASE NOTE THAT IF YOU DECIDE TO ATTEND IN PERSON, YOU WILL BE ADMITTED ONLY ON THE FOLLOWING CONDITIONS:
A. PRESENTATION OF A PHOTO IDENTIFICATION, AND
B. YOUR NAME MUST BE ON OUR SHARE OWNER LIST OR A RECENT BROKERAGE STATEMENT SHOWING SHARE OWNERSHIP AS OF AUGUST 17, 2015 MUST BE PRESENTED.
DOORS WILL OPEN AT 8:45 A.M. FOR THE 9:30 A.M. EDT MEETING.

DIRECTIONS TO THE ANNUAL MEETING OF SHARE OWNERS:
From Evansville, Indiana (via I-64 East):
Take exit 57 (US-231).
Go North on US-231 approximately 15 miles.
Turn right onto 15th Street.
Turn left onto Royal Street to arrive at the 1600 Royal Street Corporate Headquarters.
From Louisville, Kentucky (via I-64 West):
Take exit 63 (Highway 162).
Go North on Highway 162 approximately 12 miles.
At the intersection of Highway 162 and 3rd Avenue, proceed North on 3rd Avenue for 3 miles.
3rd Avenue becomes 3rd Street. Continue for 2 blocks.
Turn right onto Newton Street, which becomes US-231 Northbound.
Turn right onto 15th Street.
Turn left onto Royal Street to arrive at the 1600 Royal Street Corporate Headquarters.
From Indianapolis, Indiana (via Hwy 37 South):
Take Highway 37 South to Bedford.
In Bedford take US Highway 50 West to Loogootee approximately 30 miles.
In Loogootee take US 231 South to Jasper approximately 20 miles.
US 231 in Jasper is also called Newton Street.
Going Southbound on Newton Street, turn left onto 15th Street.
Turn left onto Royal Street to arrive at the 1600 Royal Street Corporate Headquarters.

KIMBALL INTERNATIONAL, INC.
1600 Royal Street,
Jasper, Indiana 47549
(812) 482-1600

ANNUAL MEETING OF SHARE OWNERS
October 20, 2015

PROXY STATEMENT

This Proxy Statement and the accompanying proxy are being provided to the Share Owners of KIMBALL INTERNATIONAL, INC. (“we,” “us,” “our” or the “Company”) on or about September 9, 2015, and are furnished in connection with the Board of Directors’ solicitation of proxies to be used at the Annual Meeting of Share Owners to be held October 20, 2015, at the time and place and for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Share Owners accompanying this Proxy Statement.
Availability of Proxy Materials
Notice of Internet Availability of Proxy Materials. This year, we are again pleased to be furnishing our proxy materials to our Share Owners via the Internet under the e-proxy rules adopted by the Securities and Exchange Commission (“SEC”). As a result, on or about September 9, 2015, we mailed to many of our Share Owners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2015 Annual Report to Share Owners, which includes our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended June 30, 2015 (our “2015 Annual Report”). The Notice contains instructions on how to access those documents and vote on-line. The Notice also contains instructions on how each of those Share Owners can request and receive a paper copy of our proxy materials, including this Proxy Statement, our 2015 Annual Report and a proxy card. Using this distribution process conserves natural resources and reduces the costs of printing and distributing these proxy materials. This Proxy Statement, the form of the proxy card and voting instructions are being made available to Share Owners on or about September 9, 2015, at www.proxyvote.com.
Availability of 2015 Annual Report. Our 2015 Annual Report is being made available at the same time and by the same method described above. The 2015 Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference. Share Owners may receive, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015, including financial statements but excluding exhibits, as filed with the SEC. Please address requests for a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 to our Secretary at Kimball International, Inc., 1600 Royal Street, Jasper, Indiana 47549.
Notice to households with more than one Share Owner. The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our Share Owners. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of proxy materials to multiple Share Owners who share an address, unless we received contrary instructions from the impacted Share Owners prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any Share Owners at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at 800-542-1061 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a Share Owner sharing an address with another Share Owner and wish to receive only one copy of future Notices or proxy materials for your household, please contact Broadridge at the above phone number or address.
Revocation of the Proxy
Any of our Share Owners who properly deliver a proxy may revoke their proxy at any time prior to the voting thereof by either filing a written revocation with the Secretary of the Company, submitting another properly delivered proxy by telephone, via the Internet or by mail with a later date, requesting the return of the proxy from the Secretary prior to the vote, or attending the meeting and voting in person, although attendance at the meeting will not by itself revoke a previously granted proxy.
Cost of Proxy Solicitation
The entire cost of soliciting proxies will be borne by your Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and electronic mail by directors, officers, and employees of your Company without extra compensation. Your Company will also reimburse brokerage houses, custodians, nominees, and fiduciaries for actual expenses incurred in forwarding proxy material to beneficial owners.

VOTING INFORMATION
Only Share Owners of record at the close of business on August 17, 2015, will be entitled to vote at the Annual Meeting. On that date, there were outstanding 336,657 shares of Class A Common Stock and 37,219,426 shares of Class B Common Stock. Due to the unification of the two classes of stock, concurrent with the spin-off of the Electronics Manufacturing Segment (“EMS”) of the Company, effective October 31, 2014 (“the spin-off”), all references in this Proxy Statement to “Common Stock” shall include both classes of stock unless either Class A or Class B is clearly identified. Each class of stock now has equal rights, preferences, limitations and restrictions, except that Class A shares must be converted to Class B shares before they can be traded. Each share of Common Stock is entitled to one vote with respect to the election of two directors, the approval of the Kimball International, Inc. Amended and Restated 2010 Profit Sharing Incentive Bonus Plan (the “Incentive Bonus Plan”), the ratification of the Company’s independent registered public accounting firm, and any other matters submitted to a vote at the meeting.
We have filed to deregister the shares of Class A Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is expected that deregistration will become effective prior to the Annual Meeting. However, this will not affect the rights of Share Owners who choose to continue to hold their Class A shares.
The presence of a quorum requires that a majority of outstanding shares of Common Stock be present at the meeting by proxy or in person. Withholding authority, abstentions and “broker non-votes” will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
Under current regulations, banks and brokers are not permitted to vote uninstructed shares on certain items (for example, in the election of directors and the vote on the approval of the Incentive Bonus Plan) on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors (Proposal 1 in this Proxy Statement), or on the approval of the Incentive Bonus Plan (Proposal 2 in this Proxy Statement) no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 3 in this Proxy Statement).
If you are a Share Owner of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. All properly delivered proxies will be voted. In the absence of contrary direction, the proxies will be voted “FOR” the election of each of the named nominees to the Board of Directors, “FOR” the approval of the Incentive Bonus Plan, and “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm. Shares held by participants in the Company’s retirement plan will be voted in accordance with the participant’s direction in his or her proxy unless such proxy is not timely received, in which case the trustee of the retirement plan will vote the shares in the same proportion as the shares for which the trustee received timely participant direction.
With a quorum present at the meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting (i.e., the nominees receiving the highest number of votes cast in each category will be elected). The election of directors will not be affected if you choose not to vote your shares or if you withhold authority to vote your shares, and will not be affected by broker non-votes. In 2015, the Board approved a change to the Company’s Corporate Governance Principles to require that, in any uncontested election of an individual director or a class of directors, if more votes are cast “withheld” than “for” a director’s election, the director must promptly tender his or her resignation to the Board of Directors. The Compensation and Governance Committee will then proceed to review relevant factors to determine whether the resignation should be accepted.
The Incentive Bonus Plan is subject to the approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which requires the affirmative vote of a majority of the votes cast. In other words, approval of the Incentive Bonus Plan will be determined where the number of shares voted “FOR” the Plan exceeds the number of shares voted “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as a vote against the approval of the Incentive Bonus Plan. Broker non-votes will not affect the determination of whether the Incentive Bonus Plan will be approved.
The appointment of the Company’s independent registered public accounting firm will be ratified and approved if more shares of Common Stock are voted “FOR” the proposal than “AGAINST”. Neither abstentions nor broker non-votes will affect the outcome of this proposal.
If you are a registered Share Owner, you can simplify your voting and save your Company expense by voting via telephone or the Internet. Instructions explaining how to vote by telephone or the Internet are provided on the Notice and the proxy card. These documents include a control number to verify a Share Owner’s identity, allowing the Share Owner to access on-line proxy materials, vote the shares and confirm that the voting instructions have been recorded properly. If you vote via telephone or the Internet, please do not return a signed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote via telephone or the Internet by following the instructions on the Notice or proxy form you receive from your bank or broker.

The Board of Directors knows of no other matters that may come up for action at the Annual Meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form will vote in accordance with their judgment on such matter using the discretionary authority granted in the proxy form.

SHARE OWNER PROPOSALS
Proposals which are desired to be presented at the 2016 Annual Meeting by Share Owners and included in the Company’s Proxy Statement for that meeting must be received by the Company at its principal executive offices, 1600 Royal Street, Jasper, Indiana 47549, no later than May 12, 2016. Such proposals, however, must meet certain requirements under the regulations of the SEC to be included in the Company’s Proxy Statement. A Share Owner wishing to nominate a candidate for election as a director or to bring any other proposal before the 2016 Annual Meeting of Share Owners (but not include the nomination or proposal in the Company’s Proxy Statement), must cause written notice of the proposal to be received by the Secretary of the Company at its principal executive office no earlier than July 2, 2016, and no later than July 22, 2016. The written notice must also meet additional requirements as stated in the Company’s By-laws, a copy of which is available upon written request directed to the Secretary of the Company.

SHARE OWNER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Share Owners may communicate with a member of the Board of Directors by sending comments in care of the Secretary of the Company at 1600 Royal Street, Jasper, Indiana 47549. The Secretary has the discretion to forward the correspondence to the director, or if circumstances dictate, to other departments within the Company to which such communication is more appropriately addressed. A log of correspondence received and copies of the correspondence are available to any director who wishes to review them.

SHARE OWNERSHIP INFORMATION
Under the regulations of the SEC, persons who have power to vote or invest in or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial holders of such shares. The total number of our shares listed in the table for all executive officers and directors as a group is 665,820 shares of Common Stock (1.8% of the outstanding shares of Common Stock), as of the date noted below. All executive officers and directors have converted their Class A Common Stock to Class B Common Stock.
Set forth in the following table are the beneficial holdings, as of August 5, 2015, of the Company’s Common Stock on the basis described above for: (i) each person known to your Company who may be deemed to beneficially own more than 5% of your Company’s Common Stock; (ii) each director; (iii) each “Named Executive Officer” (NEO) as listed in the Summary Compensation Table appearing later in this Proxy Statement; and (iv) all directors and executive officers as a group:

	Shares Beneficially Owned(a)(b)
Name	Sole Voting and Investment Power	Shared Voting and Investment Power	Percent of Total Shares
Dimensional Fund Advisors LP (c)	2,545,903	None	6.7%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

	Shares Beneficially Owned(a)(b)
Name	Sole Voting and Investment Power	Shared Voting and Investment Power	Percent of Total Shares
Directors and Named Executive Officers: (e)
Christine M. Vujovich	34,397	None	(d)
Geoffrey L. Stringer	42,742	None	(d)
Thomas J. Tischhauser	41,287	None	(d)
Timothy J. Jahnke	5,323	None	(d)
Kimberly K. Ryan	2,622	None	(d)
Patrick E. Connolly	4,685	None	(d)
Robert F. Schneider	194,781	31,850	(d)
Donald W. Van Winkle	102,736	None	(d)
Michelle R. Schroeder	47,877	None	(d)
Kevin D. McCoy	38,861	None	(d)
Michael S. Wagner	13,362	None	(d)
All executive officers and directors as a Group (15 persons)	633,970	31,850	1.8%
_____________

(a)	Based upon information obtained from the executive officers, directors, and beneficial owners (according to the definition of “beneficial ownership” under the regulations of the SEC).

(b)
The “Sole Voting and Investment Power” column includes shares owned by the spouses living in the households of the individuals listed. The “Shared Voting and Investment Power” column includes shares held by a foundation over which Mr. Schneider has shared voting and investment power. Beneficial ownership is disclaimed as to such shares and as to all other shares over which the named person does not have full beneficial rights.

(c)
This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on February 5, 2015, indicating beneficial ownership as of December 31, 2014, as updated by the Form 13F filed by such Share Owner with the SEC on August 14, 2015, indicating beneficial ownership as of June 30, 2015. The Share Owner reports that it has the sole power to vote or direct the vote of 2,459,602 shares and the sole power to dispose or direct the disposition of 2,545,903 shares but also notes that it is an investment advisor registered under the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the Company’s shares held by the Funds. However, all of the Company’s shares are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(d)	Totals are under one percent of the outstanding total of Common Stock.

(e)	The table excludes James C. Thyen, former CEO of the Company, who retired on October 31, 2014. Mr. Thyen’s current share ownership is not known by the Company.

ELECTION OF DIRECTORS
Director Nominees
The Company’s Share Owners are entitled to elect two (2) directors, both of whose current terms will expire at the Annual Meeting. At its August 2015 meeting, the Board of Directors (the “Board”) approved the nomination of Thomas J. Tischhauser and Timothy J. Jahnke for re-election as directors, each to serve a three-year term, until the 2018 Annual Meeting or until their successors are elected and have qualified.
Each nominee is currently serving as a director of your Company. Each nominee has consented to continue to serve as a director. If for any reason any such nominee shall become unable or unwilling to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the accompanying proxy. The Board has no reason to believe that either nominee will be unable to serve.
Unique individual qualifications and skills of our nominees that led the Board to the conclusion that each should continue to serve as a director are further described below.

The Board of Directors recommends a vote “FOR” the election of each of the director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES
The Company’s Board went through some personnel changes following the October 31, 2014 spin-off of our EMS segment. Douglas A. Habig, a Director since 1973 and Chairman of the Board since 1997, retired from the Company and resigned from the Board. Likewise, James C. Thyen, a Director since 1982 and then-President and Chief Executive Officer of the Company retired as an executive officer of the Company and resigned from the Board. Donald D. Charron, who was elected a Director of the Company in 2013, and who was an Executive Vice President of the Company and President of Kimball Electronics, Inc., then a subsidiary of the Company, resigned from the Board and from his executive officer position with the Company. The Company is grateful to each of these individuals for their many years of service and contributions to the success of the Company.
As a result of these changes, the Board now consists of seven directors, all of whom, other than Mr. Schneider, are “independent directors,” as defined by the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”). The Board has determined that such independent directors have no relationship with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. In making its independence determination with respect to Mr. Jahnke, the Board considered his position with Elkay Manufacturing Company (“Elkay”). Mr. Jahnke is the President of Elkay, which had purchased office furniture from the Company at a cost of approximately $170,000 in fiscal year 2015. None of the payments exceeded the greater of $200,000 or 5% of our consolidated revenues in any of the prior three fiscal years, as set forth in Rule 5605(a)(2) of the NASDAQ listing standards. Following a full review of the facts of the transaction, the Compensation and Governance Committee determined that the transaction was conducted at arms-length, with competitive pricing and terms for the market and industry and, therefore, the transaction was ratified. In addition, Mr. Jahnke did not receive any personal benefit related to the transaction and his compensation and other benefits from Elkay were not impacted by this transaction. The Board determined that Mr. Jahnke did not have a material direct or indirect interest in the transaction and that our relationship with Elkay did not affect his independence.
The independent directors meet in regularly scheduled executive sessions and at other times as they deem appropriate. The Board is led by Chairman Robert F. Schneider, who is also the Chief Executive Officer of your Company. Mr. Tischhauser serves as Lead Independent Director to the Board. During fiscal year 2015, the Board met five times and each director then in office attended 100% of the meetings of the Board except for Mr. Connolly who missed one Board meeting. The Company expects its directors to attend all board meetings, Committee meetings, and the Annual Meeting of Share Owners. All directors attended the last Annual Meeting of Share Owners held on October 21, 2014.
Director Qualifications
The rapidly changing business conditions and markets in which the Company operates require a high-performance and committed Board. Individual Board members must possess a broad variety of experience, qualifications, attributes, and skills. These include personal integrity, commitment to the Company’s Vision and Guiding Principles, practical judgment, broad complementary education, experience and expertise in various areas such as sales and marketing, international operations, finance and accounting, education, government, manufacturing, compensation systems, human resources, environmental regulation, financial markets, and leadership. The members of your Board of Directors have demonstrated their leadership, experience and skills in these various areas in fiscal year 2015, making decisions that resulted in the successful spin-off of the EMS business, the unification of the two classes of shares, the refocusing of the Company to its furniture manufacturing roots, and adopting and implementing numerous changes and additions to modernize governance and compensation policies and practices of the Company.

The following table includes a listing of your Board members and their qualifications:

Name	Information(a)	Director Since
Timothy J. Jahnke Class I – re-election in 2015
Mr. Jahnke, age 55, has served as a Director of your Company since February 2014, and is a member of the Compensation and Governance Committee. He has been President and Chief Executive Officer of Elkay Manufacturing Company (“Elkay”) since 2007, and also has served as a director of Elkay since 2009. Prior to that, he held various senior management positions at Newell Rubbermaid Corporation from 1986 to 2007. Mr. Jahnke has over thirty years of experience in management and leadership of operations of various manufacturing companies. His experience and knowledge of products for the housing, remodeling, hospitality, and commercial markets, combined with his international, operational and cultural experience add important perspective to the Board. He has significant experience as a former Vice President of Human Resources at Newell Rubbermaid, which is invaluable for the Company as it plans its compensation strategy and develops appropriate compensation tools.
2014

Thomas J. Tischhauser Class I – re-election in 2015
Mr. Tischhauser, age 57, has served as a Director of your Company since 2008. He currently serves as your Company’s Lead Independent Director, and is a member of the Compensation and Governance Committee. He has been an independent executive consultant in leadership development and a principal with Wynstone Partners since 2007. He served as Vice President of Continental Automotive from 2006 to 2007 and served in various management positions at Motorola from 1983 to 2006, including his last position as Corporate Vice President. He has held senior leadership positions in engineering, product management, quality and corporate strategy. Since the spin-off, Mr. Tischhauser also serves on the Board and Compensation and Governance Committee of Kimball Electronics, Inc. His various roles at Motorola and his exposure to high levels of corporate leadership through his consultancy role give him strong multinational corporate experience and exposure to a broad range of corporate cultures and practices. He has deep experience in strategic business planning, and his seven years of experience as a member of the Company's Board give him insight and perspective on the furniture business as well as its culture and business strategies.
2008

Kimberly K. Ryan Class II – re-election in 2016
Ms. Ryan, age 48, has served as a Director of your Company since February 2014, and is a member of the Audit Committee. She is currently interim President of Coperion, Inc., a subsidiary of Hillenbrand, Inc., a role she has held since June 2015. Prior to taking the position with Coperion, she was President of Batesville Casket Company, another subsidiary of Hillenbrand, Inc., since 2011. She was Group Vice President, Post Acute Care of Hill-Rom Holdings, Inc. from 2005 to 2011, including during a spin-off of the Hillenbrand entities. Prior to that she held various senior management positions within Hillenbrand Industries from 1989 to 2005. Ms. Ryan brings extensive knowledge of business-to-business products and services for a variety of global industries, manufacturing and sales operations, and proven leadership in the areas of finance, operations, logistics, information technology, costing and marketing. Her strategic planning and financial background, including a degree in Accounting, provide keen insights to the Board.
2014

Name	Information(a)	Director Since
Patrick E. Connolly Class II – re-election in 2016
Mr. Connolly, age 56, has served as Director of your Company since August 2014, and is a member of the Audit Committee. He has been Chief Operating Officer of Sodexo North America and President of Sodexo Health Care since 2007 and was appointed to Sodexo’s worldwide executive committee and named CEO of its Global Universities business in 2015. He has held various senior management positions with Sodexo since 1989, including overseeing operations and leading growth organically as well as by acquisition. Mr. Connolly’s global experience in the health care industry, experience in driving innovation, growing revenue, improving diversity, managing operations, and his strong analytical and strategic planning skills bring diverse beneficial insights to the Company.
2014

Robert F. Schneider Class III – re-election in 2017
Mr. Schneider, age 54, has served as a Director of your Company since 2014, and became Chairman of the Board effective with the spin-off of the EMS segment on October 31, 2014. At that time, he also became Chief Executive Officer of your Company. Mr. Schneider led the Kimball Hospitality subsidiary in 2013 and 2014, and was the Chief Financial Officer of your Company from 1997 until the spin-off. He has been with Kimball for 27 years in various financial and executive positions. As leader of Kimball Hospitality, Mr. Schneider oversaw the business as it returned to profitability in fiscal year 2014. He was also responsible for strategic planning, SEC reporting, finance, capital structure, insurance, tax, internal audit and treasury services as CFO of your Company. Mr. Schneider brings an extensive knowledge of strategy, operations, governance and finances, along with many years of Kimball knowledge and its culture to the Board.
2014

Christine M. Vujovich Class III – re-election in 2017
Ms. Vujovich, age 64, has served as a Director of your Company since 1994. She is currently Chairperson of the Compensation and Governance Committee, and has also served on the Audit Committee. Since 2012, Ms. Vujovich has been a member of the National Academy of Sciences Medium and Heavy-duty Vehicle Phase II Fuel Economy Committee, which advises the National Highway Traffic Safety Administration and the U.S. Environmental Protection Agency. Ms. Vujovich is currently retired, but served in various management positions at Cummins, Inc. from 1978 to 2009, including her position prior to retirement as Vice President, Marketing and Environmental Policy. Ms. Vujovich’s experience with international and domestic manufacturing and sales operations in a major international manufacturing company provides valuable knowledge of marketing and manufacturing systems. Her environmental policy background provides expertise regarding governmental regulation. She has significant experience with strategic planning, budgeting, and personnel management. Since the spin-off, Ms. Vujovich also serves on the Board and chairs the Compensation and Governance Committee of Kimball Electronics, Inc.
1994

Geoffrey L. Stringer Class III – re-election in 2017
Mr. Stringer, age 72, has served as a Director of your Company since 2003. He is Chairperson of the Audit Committee, and has also served your Company on the Compensation and Governance Committee. He is retired, having most recently served from 1998 to 2001 as Executive Vice President of Bank One Corporation and Chief Executive Officer of Bank One Capital Corporation. Prior to that, he held various other senior management positions at banks acquired by the Bank One Corporation, in which he gained significant experience with financial management, budgeting, strategic planning, and personnel management. Mr. Stringer’s lifelong career experience as a banker provides significant breadth and depth of experience in general economics, capital markets, and financing. Since the spin-off, Mr. Stringer also serves on the Board and is the Chair of the Audit Committee of Kimball Electronics, Inc.
2003

(a)
Includes information each director has given us about his or her age, positions held, principal occupation, and business experience for at least the past five years, and the names of other publicly-held companies of which he or she currently serves (or during the past five years has served) as a director. There is no family relationship between any of our directors or executive officers.

Your Board currently has two standing committees: the Audit Committee and the Compensation and Governance Committee.
The Audit Committee
The Audit Committee consists of three members of the Board: Geoffrey L. Stringer (Chairperson), Patrick E. Connolly, and Kimberly K. Ryan. Mr. Connolly joined the Audit Committee in October 2014. The Board has determined that all members of the Audit Committee meet the NASDAQ and SEC requirements with respect to independence, and are “Audit Committee financial experts” as defined by the rules of the SEC. None of the Audit Committee members have been or are salaried employees of the Company. The Audit Committee met nine times during fiscal year 2015. Each Committee member attended all meetings except for Ms. Ryan who was unable to attend four teleconferences, leading to an aggregate (including Board meetings) attendance rate of 71%. Since Ms. Ryan’s absences were known prior to each of the missed meetings, she was able to review materials and provide feedback to the Chairman of the Committee, Mr. Stringer, to be shared at those meetings at which she could not attend.
The Audit Committee operates under, and has the responsibilities set forth in, a written charter, which has been approved by the Board and is reviewed and reassessed annually, or more frequently as circumstances dictate, by the Audit Committee. The Audit Committee modifies the written charter as necessary to comply with all regulatory requirements as or before they become effective. A copy of the Audit Committee Charter is available on the Company’s website at www.kimball.com/corporate_governance.aspx.
The Compensation and Governance Committee
The current members of the Compensation and Governance Committee are: Christine M. Vujovich (Chairperson), Thomas J. Tischhauser and Timothy J. Jahnke. Mr. Tischhauser was appointed to the Committee in October 2014. Each of the members of the Compensation and Governance Committee is “independent” as such term is defined for compensation committee members in the listing standards of NASDAQ, each is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act, and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code. The Compensation and Governance Committee met seven times during fiscal year 2015, and all Committee members were in attendance at each meeting.
Interlocks and Insider Participation. None of the Compensation and Governance Committee members have ever been employed as an officer or employee of your Company or any of its subsidiaries, and none of the Compensation and Governance Committee members during fiscal year 2015 were involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K.
Responsibilities. The Committee’s responsibilities consist of making all determinations with respect to the compensation of the Chairman of the Board and Chief Executive Officer, reviewing and approving the compensation of all other executive officers in consultation with the Chief Executive Officer, including awards under stock incentive plans, reviewing and approving the Company’s contribution to its defined contribution retirement plan, and approving targets, certification of target achievement, and authorization of payments under the Company’s Incentive Bonus Plan. See “Compensation Discussion and Analysis - Executive Compensation Process” for a description of the role of executive officers and compensation consultants in setting compensation for executive officers.
The Compensation and Governance Committee’s responsibilities also include advising the Board in matters of corporate governance, reviewing any resignations of incumbent directors who fail to receive a majority of votes cast in any uncontested election, reviewing related persons transactions for conflicts of interest, conducting orientation of new board members, and evaluating succession planning needs. The Compensation and Governance Committee is also responsible for nominating the Lead Independent Director for election by the Board. A more complete listing of the responsibilities of the Compensation and Governance Committee is available in the Compensation and Governance Committee’s charter on the Company’s website at www.kimball.com/corporate_governance.aspx.
Nominations of Director Candidates. The Compensation and Governance Committee has the further responsibility to nominate persons for director positions and for election at the Annual Meeting. In order to nominate appropriate non-incumbent director candidates when an opening on the board is anticipated or occurs, the Committee identifies, or may work with a third party firm that specializes in identifying, potential nominees for director based on specified objectives in terms of the composition of the Board. The Committee takes into account the need for broad and complementary experience and expertise as well as particular knowledge, skill-sets, experience or qualifications identified as needed or desirable for your Company’s board.
Nominees, whether recommended by the Compensation and Governance Committee or a Share Owner, will first be evaluated on the basis of established board member criteria, including, but not limited to: integrity; practical and good judgment; willingness to think independently; diverse experience and expertise, particularly in areas where the Board has identified specific expertise needs of the Company; commitment to your Company’s Vision and Guiding Principles; and commitment to devote adequate time to Board duties and to serve over a period of time sufficient to understand the Company’s history, markets and business operations. Evaluation of qualifications, work history and experience, skill sets and the fit of the candidate within the overall make-up of the Board are also essential to determining whether the candidate is an appropriate nominee. Although it does not have a policy regarding diversity, the Compensation and Governance Committee does consider diversity of gender, race, national origin, education, and professional experience, which would enable a nominee to bring a varied set of skills and backgrounds to bear on the complicated issues which come before the Board.
The Compensation and Governance Committee also will consider candidates recommended by Share Owners. A Share Owner who wishes to recommend a director candidate for consideration by the Compensation and Governance Committee should send such recommendation to the Secretary of the Company at 1600 Royal Street, Jasper, Indiana 47549, who will forward it to the Compensation and Governance Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the Share Owner and the candidate for more information. A Share Owner who wishes to nominate an individual as a director candidate at the Annual Meeting of Share Owners, rather than recommend the individual to the Compensation and Governance Committee as a nominee, must comply with the advance notice requirements mandated by the Company’s By-laws and further explained in this Proxy Statement under “Share Owner Proposals.”
Risk Management by the Board
The Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board approaches the Company’s risk management process in an intelligent manner based upon the fundamental recognition that risk management in any business enterprise requires an appropriate balance of two distinct aspects of risk:

•	Value Preservation — recognizing and mitigating the risk of potential for loss or harm to any element of our business.

•	Value Creation — embracing the risks inherent in any business endeavor in order to reap the rewards of growth and profitability.
The Board has identified distinct risk categories, recognizing there is overlap of risks within each, and assigned oversight responsibilities as follows:

Risk	Oversight
Financial and Operating	Board
Strategic Planning	Board
Reporting and Compliance	Audit Committee
Governance and Independence	Compensation and Governance Committee
Compensation	Compensation and Governance Committee
The Board regularly reviews information regarding the Company’s financial position as prepared by management, operating results, and strategic plans, as well as risks associated with each. While the Audit Committee and the Compensation and Governance Committee are each responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
Lead Independent Director Role
Following the successful spin-off of the EMS business, the Board determined that the role of Chairman of the Board should be combined with the role of Chief Executive Officer due to the decreased size of the Company and the need to facilitate the reorganization of the Company to a furniture-focused entity. The combination of these two roles allows for more efficient leadership, faster communications and decision-making between the Board and executive management team, and greater focus and alignment of the Board and executive team. Taking into consideration the skills and expertise of Robert F. Schneider, including his long-term experience in the furniture industry and with Kimball International, the Board believes this structure best meets our current and anticipated needs.
As a result of the combination of these two roles, the Board determined that it was necessary and appropriate to add to the Board the role of Lead Independent Director, to be filled by one of the independent, non-employee directors of the Company. The Lead Independent Director has the responsibility to chair non-management executive sessions of the Board, act as a liaison between the Board and executive management of the Company, assist in setting meeting agendas, assist in Board and Board member performance evaluations, and act as Chairman of the Board in the absence of the current Chairman. Mr. Thomas J. Tischhauser was elected to the role of Lead Independent Director at the February 2015 Board meeting, and will hold this position through the 2015 Annual Meeting, following which the Board will convene and either re-appoint Mr. Tischhauser or elect a new Lead Independent Director.

CORPORATE GOVERNANCE
Your Company has been recognized the past three years by a national ranking organization as one of the most trustworthy companies in the U.S. We are very proud of this recognition of our high level of integrity. The Board and executive management have given intense scrutiny to the area of corporate governance following the spin-off of the EMS segment. As a result of that scrutiny, we have made some changes, including formalizing practices that the Company was already following, modifying current policies and adopting new ones. Our Corporate Governance Principles, the Charters of each of the Committees, and our Code of Ethics, all of which were adjusted by the Board in fiscal year 2015, are available on the Company’s website at www.kimball.com/overview.aspx, under the Corporate Governance tab.
In addition to establishing the role of Lead Independent Director as discussed in the previous section, another new policy adopted by the Board in fiscal year 2015 addresses the election of directors. Under our new director resignation policy, any nominee for director in an uncontested election (i.e. an election where the only nominees are those proposed by the Board) who receives a greater number of “withheld” votes than “for” votes in connection with such election must promptly tender an offer of resignation for consideration by the Board. The Compensation and Governance Committee will evaluate the director’s offer of resignation, taking into account the best interests of the Company and its Share Owners, and will recommend to the Board whether to accept or reject such offer of resignation. In making this recommendation, the Compensation and Governance Committee may consider all factors deemed relevant by its members, including, without limitation, the underlying reasons why Share Owners voted against the director (if ascertainable), the length of service, qualifications and skill sets of the director, the director’s past (and expected future) contributions to the Company, and whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation or governing document. The Board will act to accept or reject such offer of resignation within 90 days following certification of the Share Owner vote at the Annual Meeting at which the election of directors was held. In making its decision, the Board may consider the factors considered by the Compensation and Governance Committee and such additional information and factors the Board believes to be relevant. The impacted director is not permitted to participate in either the Committee review or the Board decision, but may participate in meetings of the Board until the Board makes a decision to accept or reject the resignation. If the resignation is accepted, the director will immediately be removed from the Board.
In 2015, the Board also adopted a policy to review the continued appropriateness of Board membership of a director who retires or changes positions during his or her tenure on the Board. This does not mean that the Board feels that a director should resign, but that the interests of the Share Owners are best served by a re-evaluation by the Compensation and Governance Committee of that director’s continuing suitableness for the position and ability to contribute.
The Board has also added restrictions on the ability of any director or officer of the Company to hedge, pledge, engage in short sales or margin-trading using Company stock. Further, any Company stock owned or controlled by a director or officer must be held for at least six months to avoid concerns regarding short-term ownership and non-compliance with laws.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer or any member of his or her immediate family has an interest. In addition, any transactions with related persons or other circumstances that present potential conflicts of interest are to be reported to the Company’s compliance officer either directly or through an anonymous reporting service. When reported, the transactions or other conflicts are reviewed by the Compensation and Governance Committee, and a determination made by the Committee to approve, ratify, modify or reject the transaction, depending on what is in the best interests of our Share Owners.
In 2015, the Board adopted a written policy formalizing its internal process regarding the review, approval and/or ratification of “related person” transactions. A related person transaction is one in which Kimball International is a participant, the amount involved exceeds $120,000, and any “related person” - including a director, an executive officer, a greater-than-5% shareholder, or a member of their immediate family - had, has, or will have a direct or indirect material interest in the transaction. The policy sets forth specific requirements for the review by the Compensation and Governance Committee of these transactions with the Company and is expected to assist with recognition of possible conflicts of interest between the Company and its executive officers, directors, or greater-than-5% shareholders. The policy provides guidelines for the Committee’s basis of determination whether to approve, ratify, modify or reject a specific transaction which may lead to a conflict of interest between the Company and any executive officer or director. If the Committee determines that a transaction qualifies as a related person transaction, then the Committee must either approve, ratify, modify or reject the transaction. Only transactions that are fair and reasonable to the Company and in the best interests of our Share Owners are approved or ratified.

The Committee, in the course of its review and approval or ratification of a related person transaction considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve a conflict of interest, either apparent or actual;

•	the impact of the transaction on the related person’s qualification as “independent” as required by NASDAQ; and

•	whether the transaction would violate our Code of Ethics, Insider Trading, or other Company policies regarding the conduct of our directors and officers.
Any member of the Committee who is a “related person” with respect to the transaction under review may not participate in the evaluation or decision-making regarding the acceptability of the transaction. If a quorum of the Committee is not available to review the transaction, the Board will conduct the review.
Agreements with Kimball Electronics, Inc.
In connection with the spin-off of Kimball Electronics, the Company and Kimball Electronics entered into several agreements covering administrative and tax matters to provide or obtain services on a transitional basis, as needed, for varying periods after the spin-off, including a separation and distribution agreement, a tax matters agreement, an employee matters agreement, and a transition services agreement. Total fees charged to Kimball Electronics during fiscal year 2015 for services provided by the Company after the spin-off were $0.7 million, excluding the amount of direct reimbursements for expenses paid by the Company on behalf of Kimball Electronics. Three of our Directors, Geoffrey L. Stringer, Christine M. Vujovich, and Thomas J. Tischhauser, serve on the Board of Directors of Kimball Electronics, Inc. Their fiscal year 2015 director fee compensation did not exceed $120,000 at either company. The Board determined that the spin-off agreements and the common Board memberships between Kimball Electronics and the Company did not impair such Board members’ independence.
During fiscal year 2015, there were no other transactions in which the Company was or is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that Company directors, executive officers and greater-than-ten-percent Share Owners file with the SEC and the Company an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of Common Stock of the Company. Based solely on its review of such forms received by the Company and written representation from the directors and executive officers that no other reports were required, the Company is unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended June 30, 2015.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The Compensation and Governance Committee (the “Committee”) of our Board, which is responsible for overseeing the compensation program for all executive officers, plays a key role in designing and administering the Company's executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the Committee. The report of the Committee follows this Compensation Discussion and Analysis.
This Compensation Discussion and Analysis provides detailed information regarding our compensation programs and decisions for those individuals serving as our chief executive officer and our chief financial officer at any time during the fiscal year 2015, as well as our three other most highly compensated executive officers, based on their compensation for the fiscal year ended June 30, 2015. These officers are referred to herein as our “named executive officers”, or “NEOs”. James C. Thyen served as CEO of your Company until his retirement on October 31, 2014, and is therefore considered an NEO for fiscal year 2015. In accordance with the terms of our compensation plans, upon Mr. Thyen’s retirement, he received a pro rated payout under the Incentive Bonus Plan and retirement plan and was issued a prorated amount of performance shares earned based on our fiscal year 2015 performance. This Compensation Discussion and Analysis only discusses the compensation decisions, plans and programs that apply to our NEOs who are currently serving as executive officers.
This Compensation Discussion and Analysis is intended to supplement the more detailed information concerning executive compensation that appears in the “Executive Officer and Director Compensation” section below. Our goal is to provide our

Share Owners and the investing public with a better understanding of your Company's executive compensation practices and the decisions made concerning the compensation payable to our executive officers, including our NEOs.
Fiscal year 2015 has been transformational for your Company in many areas, including executive officer compensation, benefits and perquisites. The Committee was focused on making changes to our executive compensation program with the overriding goal to better align you, our Share Owners, with the executive officers of your furniture-focused Company. Throughout this Compensation Discussion and Analysis, you will read about numerous changes made by the Committee. A summary of these changes follow:

•
Modernized the Change-in-Control and Executive Employment Agreements to require a double trigger before a change-in-control payout, remove the tax gross-up for executives, cap payout to executives to reduce the risk of loss of tax deductions to the Company, and reduce CEO severance payout to the same multiple as other executives;

•	Added a Relative Total Shareholder Return-based performance share award plan for our CEO and senior executive officers;

•	Established guidelines to increase long-term targeted compensation at risk (via stock incentive programs) as a percent of base salary for executive officers;

•	Adjusted executive officer target compensation to align with new roles post spin-off;

•	Eliminated future grants of the Long-Term Performance Share Awards that did not have a predictable annual expense;

•
Added a three-year Restricted Stock Unit Award program to promote executive officer retention and to increase at-risk stock compensation as a replacement for the Long-Term Performance Share Award program;

•
Changed the performance metric from economic profit to operating income for the Annual Performance Share Award program starting in fiscal year 2016 in order to increase focus of officers and other senior management on achieving 8% operating income;

•	Adjusted executive officer and independent director guidelines for stock ownership to better align with industry practice;

•	Eliminated certain executive perquisites, including reimbursement for financial planning, tax preparation expenses, and healthcare expenses.

Advisory Vote on Executive Compensation
At our 2014 Annual Meeting, a non-binding, advisory Share Owner vote, commonly referred to as a say on pay vote, was held to approve the compensation paid to our NEOs. A substantial majority of votes cast voted in favor of the executive compensation program described in the Company's 2014 proxy statement. As a result, the Committee and the Board determined that no changes needed to be made to our executive compensation policies and procedures as a result of the 2014 vote, and the Committee and the Board continued to apply the same general principles in determining the amounts and types of executive compensation. Additionally, at our Annual Meeting in 2011, a majority of our Share Owners voted in favor of the non-binding, advisory vote on our executive compensation being held every three years. Taking into account the preference of our Share Owners, the Board determined that this frequency was appropriate and was consistent with our long-term approach to executive compensation. The next non-binding, advisory vote on executive compensation and on the frequency of future advisory votes on executive compensation will be held no later than our 2017 Annual Meeting of Share Owners.

Compensation Philosophy
Your Company’s compensation philosophy is focused on total rewards, which encompasses base cash compensation, incentive compensation (both stock and cash), flexible healthcare benefits (based on employee choice), retirement, paid time off, and professional development opportunities.
As stated in your Company’s Guiding Principles, “We want employees to share in their Company’s success, both financially and through personal growth and fulfillment.” This sharing of success is embedded in a compensation philosophy focused on performance-based incentives. Incentive pay programs include an annual cash incentive program referred to as the Profit Sharing Incentive Bonus Plan (“Incentive Bonus Plan”), manufacturing incentive plans, sales commission plans, stock incentive plans, and a defined contribution participant-directed retirement plan.
Base pay, incentive compensation (in cash and stock) and the Company's contribution under the retirement plan collectively comprise an employee’s annual total compensation. For each executive officer, a total target compensation for his or her role is set based on the market value of the role and the performance of the individual in that role. Fiscal year 2015 target compensation for executive officers was set based on a market analysis conducted by Buck Consulting, a third party consulting firm, at the request of the Committee. Ultimately, performance is measured by your Company’s results in satisfying customer needs and creating long-term Share Owner value. In making executive compensation decisions, the Committee has established guidelines for allocating the amount of compensation among the compensation components. For executive officers the long-term targeted compensation at risk via stock incentive programs as a percent of base salary is as follows: 150% for the CEO, 120% for the Chief Operating Officer (“COO”), 50% for other named executive officers, and 40% for the remaining executive officers. The Incentive Bonus Plan component of target compensation assumes a payout for executive officers at a level of performance that approximates the average performance for the markets in which your Company competes.
In order for executive officers to receive their target compensation, which brings their total compensation to market value, your Company needs to perform accordingly. Total compensation is directly linked to both contribution and results. Base pay is focused on rewarding the executive’s value-added contribution while incentive pay is focused on achieving both short term and long term results. We refrain from establishing inflexible pay grades and point systems traditionally associated with compensation of management as they can drive an inward perspective. Our focus is on customer/market needs and Share Owner value by:

•
Rewarding Performance.  All parts of compensation are designed to reward executive performance. Base salary is designed to reward annual achievements, demonstrated leadership abilities, and management experience and effectiveness. Incentive pay focuses on motivating the executive to achieve superior financial results.

•
Aligning with Share Owners’ Interest.  One of your Company’s key compensation objectives is to align the interests of the executives with our Share Owners by strongly linking compensation to Company financial performance. Improved Company performance leads to improved stock prices and increased Share Owner value.

•
Retaining Key Talent.  Your Company desires to retain our executives and other key employees by using elements of compensation that provide substantial opportunity for financial rewards in comparison to other professional opportunities.

Executive Compensation Process
The Committee sets the compensation of the CEO and approves the compensation of the other executive officers in consultation with the CEO who directly manages those executives throughout the year. The Committee gives significant consideration to the recommendation of the CEO, but the final compensation decisions affecting our executive officers are within the Committee’s discretion. The only role that our other executive officers had in the executive compensation process was discussion on their individual performance with the CEO.
Factors considered by the Committee in determining executive compensation include, but are not limited to:

•	Market value for the role - based on external benchmarking as described below

•	Responsibilities - the scope and breadth of the duties and level of responsibilities

•	Leadership - demonstrated ability to lead an organization

•	Performance - with an emphasis on consistent, sustained performance

•	Potential - demonstrated capacity to grow into broader leadership responsibilities

•	Execution of strategy - record of getting things done according to plans

•	Personal development - demonstrated willingness to learn and grow professional and leadership skills

•	Promotion of Company culture and values - demonstrated commitment to modeling of Company Vision and Guiding Principles and ethical behavior

•	Company results - demonstrated leadership and teamwork to enable achievement of Company goals and performance targets
For fiscal year 2015 executive officer compensation planning, the Committee reviewed a comprehensive executive compensation study performed by Buck Consulting in conjunction with the due diligence completed for the spin-off. In addition, several furniture industry competitors’ proxy statements (specifically Steelcase Inc., Herman Miller, Inc., Knoll, Inc., and HNI Corporation) were reviewed and analyzed. These two resources, the Buck Consulting study and the information from the review of other comparable public furniture companies, were used to determine the target compensation for each executive officer. A final validation was done by utilizing Salary Survey Data from ERI (Economic Research Institute) for executive positions in the United States, for the furniture manufacturing industry and company revenue of $550 million to determine that the total compensation was reasonable and competitive in view of this information.
The objective of this executive compensation process is to:

•	Determine market value compensation levels of executive officer roles

•	Determine mix of compensation between cash and stock

•	Determine mix of compensation among base pay, annual incentives and long term incentives

•	Determine market-based perquisites

•	Determine market-based stock ownership requirements

Components of Compensation

As summarized above, your Company’s executive compensation program is comprised of the following primary components: (i) annual cash compensation, which includes base salary and performance-based cash incentive compensation, and (ii) stock incentive compensation, including performance-based and service-based share award plans, each of which is described below.

Compensation Component	Purpose	Link to Compensation Philosophy
Annual base salary
To provide an appropriate level of fixed compensation that will promote executive recruitment and retention based on business responsibilities, personal performance during the prior year, and leadership qualities.
Rewards performance. Retains executive talent.
Performance-based cash incentive compensation (Incentive Bonus Plan)	Variable component used to incent, motivate and link compensation with our financial success.	Rewards performance. Aligns interests with Share Owners’ interests. Retains executive talent.
Performance-based stock incentive compensation (Annual Performance Shares (APS), Long-Term Performance Shares (LTPS), Relative Total Shareholder Return (RTSR))	Variable component used to incent, motivate and link compensation with the interests of our Share Owners.	Rewards performance. Aligns with Share Owners’ interests. Retains executive talent.
Service-based stock incentive compensation (Restricted Stock Units)	To promote retention and alignment with Share Owner interests.	Retains executive talent. Aligns with Share Owners' interests. Rewards tenure.
Additional discretionary cash and/or stock compensation	To recognize individual achievement in special situations.	Rewards performance. Retains executive talent.
Employer contribution to retirement plans	Variable component used to incent, motivate and link compensation with our financial success.	Rewards performance. Retains executive talent.

Compensation Decisions

The annual compensation of our NEOs is based upon the process described in the “Executive Compensation Process” section of this Compensation Discussion and Analysis and consists of components as delineated in the “Components of Compensation” section.
The Committee took the following actions during fiscal year 2015 and early fiscal year 2016 in regards to NEO compensation.

Date	Action Taken
August 2014	• Certified fiscal year 2014 economic profit results, resulting in issuance of APS and LTPS shares and Incentive Bonus Plan payments.
• Determined formula for the equity adjustment to stock awards previously granted to NEOs in anticipation of the spin-off of the EMS segment
November 2014	• Reviewed and approved compensation of NEOs following spin-off of EMS segment.
December 2014
• Awarded Restricted Share Units (“RSUs”) with three vesting periods, with the first tranche vesting as of June 30, 2015, the second tranche vesting as of June 30, 2016 and the third tranche vesting as of June 30, 2017.

March 2015	• Awarded RTSRs which vest on June 30, 2017.
June 2015	• The first tranche of the RSU awards vested and shares of our Common Stock were issued upon settlement.
July 2015	• Certified fiscal year 2015 economic profit results, resulting in issuance of APS and LTPS shares and Incentive Bonus Plan payments.
• Awarded APS, RSU, and RTSR share opportunities for upcoming fiscal year 2016.
• Approved economic profit tiers and non-operating adjustments for the Incentive Bonus Plan for fiscal year 2016.
• Reviewed and approved compensation of NEOs.
• Reviewed and approved CEO's discretionary awards authority for fiscal year 2016.
August 2015	• Approved changes to the Incentive Bonus Plan for fiscal year 2016

Annual Cash Compensation
 1. Base Salary. Base salaries for the NEOs are based upon the following factors: market value of their respective position, scope of responsibilities, performance, the period over which they have performed those responsibilities, and other subjective factors as noted in the “Executive Compensation Process” section of this Compensation Discussion and Analysis. Annually, base salaries of executive officers, other than the CEO, are recommended by the CEO and then reviewed and approved by the Committee as part of the target compensation management process. The Committee sets the CEO’s base salary under the leadership of the Committee chairperson.
As a result of the departure of several key executive officers due to retirement or to take positions with the newly spun-off EMS business, Messrs. Schneider and Van Winkle as well as Ms. Schroeder were each promoted to new executive officer positions with your Company. The Committee used an executive compensation study obtained from Buck Consulting to perform a market evaluation for each of these positions to determine appropriate base salaries and changes to their previous base salaries were made to bring them into the appropriate market-value range. When Messrs. Wagner and McCoy were promoted to the role of President of each of their respective business units, they also received appropriate base salary increases as a result of the target compensation management process.

Annualized base salaries in effect as of the date of this Proxy Statement and the percentage change from annualized base salaries in effect as of the date of last year's proxy statement, for each of our NEOs were as follows:

Named Executive Officer	Annualized Base Salary	% Increase
Robert F. Schneider	$550,004	14.7%
Michelle R. Schroeder	$320,008	20.7%
Donald W. Van Winkle	$401,804	1.8%
Kevin D. McCoy	$280,020	7.2%
Michael S. Wagner	$310,024	6.9%

2. Cash Incentive Compensation.  Executive officers and full- and part-time employees paid on a bi-weekly basis, except those covered under commission-based compensation programs, are eligible to participate in the Incentive Bonus Plan which provides participants with an opportunity to receive additional cash compensation if certain profitability levels (tiers) for the fiscal year are achieved. The Incentive Bonus Plan measures profitability at three levels within the Company: (1) worldwide for Company-wide performance (“Worldwide”); (2)  group level for certain combinations of business units (“Group”); and (3) business unit level for the performance of designated operations within the Company (“Business Unit”). The Group level was eliminated effective November 1, 2014 with the completion of the spin-off of the EMS segment, but was part of the Incentive Bonus Plan during the first four months of fiscal year 2015.
The goal of the Incentive Bonus Plan is to link each employee’s compensation with the financial success of the Company. The Incentive Bonus Plan establishes potential cash incentive amounts as a range of percentages of the participant’s salary, with the payout percentage increasing with higher levels of profitability. The Incentive Bonus Plan also establishes different payout percentage ranges across several participant categories, setting higher payout percentage ranges for participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company’s profitability. The following matrix summarizes the cash incentive payout percentages at each economic profit tier for the various participant categories:

Economic Profit	Participant Categories
Tiers	1	2	3	4	5	6	7	8
1	100%	80%	60%	50%	40%	30%	20%	10%
2	80%	60%	45%	35%	30%	22%	15%	7%
3	60%	40%	30%	25%	20%	15%	10%	5%
4	40%	20%	15%	12%	10%	7%	5%	3%
5	20%	10%	8%	6%	5%	4%	3%	2%
6	0%	0%	0%	0%	0%	0%	0%	0%
For a particular fiscal year, the Committee sets each tier to a specific amount of economic profit. Economic profit is equal to the amount of net income less the cost of capital. The cost of capital represents the economic cost of a reasonable return on capital used in the business. New capital expenditures are excluded in computing the cost of capital for an appropriate period of time (12 months for fiscal year 2015) to encourage needed capital investments. This capital expenditures adjustment was eliminated for the NEOs effective for capital purchases beginning November 1, 2014.
Separate economic profit tiers are set for Worldwide, Group, and Business Unit plans. The economic profit tiers for fiscal year 2015 were set by the Committee after considering key factors, including but not limited to the performance data gathered by the Company of public companies in the furniture and EMS industries. Achievement of a 100% cash incentive payout for executive officers is very difficult because the Incentive Bonus Plan is designed to pay maximum cash incentives only if the Company achieves economic profitability near the top quartile of these public companies. The Committee must approve the economic profit tiers within 90 days after the commencement of each fiscal year. The Committee may, within such 90-day time period, make adjustments for non-operating income and loss and other profit-computation elements as it deems appropriate to provide optimal incentives for eligible employees. While the Committee may make adjustments beyond the 90-day period, any such adjustments will not be applicable to our NEOs.
Our NEOs are in participant category 1 and thus may earn cash incentives anywhere from zero up to 100% of base salary. The Committee has set the target cash incentive for our NEOs at approximately tier 4 level which is a cash incentive payout reflecting our desired level of compensation at risk. During fiscal year 2015, Mr. Schneider and Ms. Schroeder participated at the Worldwide level, while Mr. Van Winkle participated at the Group level for part of the fiscal year and the Worldwide level for the remainder of fiscal year 2015 after his promotion to COO, and Messrs. Wagner and McCoy participated in separate Business Unit plans. For the past five years, cash incentive payouts averaged 45% for the Worldwide plan.
A participant's total cash incentive under the Incentive Bonus Plan may not exceed $1,000,000 for any fiscal year.
At the end of each fiscal year, but before cash incentives under the Incentive Bonus Plan may be paid, the Committee certifies the actual economic profit that was achieved and approves the payment of the cash incentive. The Committee does not have the discretion to increase, but can decrease, the amount of any cash incentive for NEOs under the Incentive Bonus Plan. Following the spin-off of the EMS segment and effective November 1, 2014, certain non-operating adjustments that were previously made to economic profit in determining the Incentive Bonus Plan payout were eliminated for the executive officers, including the NEOs. The elimination of these adjustments resulted in the payout under the Worldwide plan being reduced by 4 percentage points. Refer to Appendix B to this Proxy Statement for further detail on the non-operating adjustments.
Cash incentives earned under the Incentive Bonus Plan for a particular fiscal year are accrued annually and paid in five installments over the succeeding fiscal year with 50% payable in August and 12.5% payable in each of the following months of September, January, April, and June. Cash incentives totaling less than $2,000 are paid in a lump sum in August. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant’s employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid installments. If a participant’s termination of employment is caused by retirement, death, disability, or certain other circumstances described in a participant’s employment agreement, the participant (or beneficiary, in the event of the participant’s death) will be entitled to receive all cash incentive payments for the previous fiscal year and a pro rata share for the current fiscal year, all to be paid in full within 2½ months after the end of the Company's fiscal year.
Our economic profit tiers for the Worldwide plan for fiscal year 2015 and the approximate equivalent net income return on capital for each tier level were as follows:

Worldwide Tiers	Economic Profit	Approximate Equivalent Net Income Return on Capital
1	$28,100,000	23%
2	$21,000,000	19%
3	$13,500,000	15%
4	$6,100,000	11%
5	$(700,000)	7%
6	$(13,600,000)	—%
Tier 6 economic profit (which is net income less an estimated cost of capital charge) is equivalent to break-even net income based on forecasted capital levels at the beginning of fiscal year 2015 when the tiers were set. The equivalent net income return on capital calculation was determined by dividing (a) the equivalent net income at each tier level by (b) total assets excluding cash and cash equivalents less current liabilities, and it does not take into account the non-operating adjustments made to economic profit. Capital used in the return on capital calculation reflects operating capital and, because it excludes cash and investments, provides a strong incentive to convert inventory and receivables to cash. A reconciliation of GAAP net income to economic profit used to determine the payout under the Incentive Bonus Plan is shown in Appendix B — Reconciliation of GAAP Net Income to Economic Profit Used For Profit Sharing Incentive Bonus Plan. The economic profit tiers and return on capital include the EMS segment results prior to the spin-off.
Based upon the fiscal year 2015 economic profit results, our NEOs will receive the following payouts under the Incentive Bonus Plan.

Named Executive Officer	Incentive Bonus Plan Payout (% of FY 2015 Base Salary)
Robert F. Schneider	66%
Michelle R. Schroeder	66%
Donald W. Van Winkle	67%
Kevin D. McCoy	92%
Michael S. Wagner	20%
Mr. McCoy’s payout under the Incentive Bonus Plan is based on a combination of Worldwide economic profit results and the economic profit results of National Office Furniture which is the business unit for which he is responsible. Mr. Wagner’s payout under the Incentive Bonus Plan is based on a combination of Worldwide economic profit results and the economic profit results of Kimball Office which is the business unit for which he is responsible. The Company considers the economic profit results of National Office Furniture and Kimball Office confidential competitive information and does not disclose the tiers or economic profit results publicly. Mr. Van Winkle participated at the Group level for part of the fiscal year and the Worldwide level for the remainder of fiscal year 2015 after his promotion to COO, and therefore his payout under the Incentive Bonus Plan reflects a blended rate.
Proposed changes to the Incentive Bonus Plan for fiscal year 2016 are described in the “Proposal to Approve the Kimball International, Inc. Amended and Restated 2010 Profit Sharing Incentive Bonus Plan”.

Stock Compensation
The Company’s Amended and Restated 2003 Stock Option and Incentive Plan (the “2003 Plan”) permits a variety of stock incentive benefits consisting of restricted stock, restricted stock units, unrestricted share grants, performance shares, and performance units, among others. The Committee granted performance-based shares as well as retention-focused RSUs during fiscal year 2015. The Committee’s view is that performance shares represent one of the more effective forms of stock incentive compensation available under the 2003 Plan by tying compensation directly to the economic profitability of the Company.
The Committee changed the timing of granting performance share awards. Prior to fiscal year 2014, these awards were approved by the Committee in August of each fiscal year. In June 2014, the grant timing policy was changed to award performance shares in June for fiscal year 2015. The new grant timing was intended to inform participants of their awards for the upcoming fiscal year performance period at or near the beginning of that fiscal year. The grants for fiscal year 2016 were made in early July 2015.
1.  Performance Based Awards (Performance Shares and Relative Total Share Owner Return Awards)
Performance shares include a Relative Total Share Owner Return (RTSR) award with a three year performance cycle, an Annual Performance Share (APS) award and a Long Term Performance Share (LTPS) award with one-fifth (1/5) of the LTPS award vesting annually over the succeeding five-year period. The LTPS award program is being phased out after fiscal year 2015, so no additional LTPS awards are planned for the future. The maximum number of shares awarded to each of our NEOs under each plan is determined by the Committee based upon the factors noted in the “Executive Compensation Process” section. The APS award acts as an incentive to drive higher profits on a shorter-term annual basis. The RTSR and LTPS awards act as an incentive to drive higher profits and long-term stock price appreciation. The NEOs have no voting or dividend rights with respect to the performance shares until earned.
In accordance with the terms of the outstanding LTPS and APS agreements as of the spin-off date, an equitable adjustment was necessary for outstanding performance share awards to reflect the change in the Company’s stock value as a result of the completion of the spin-off of the EMS segment from the Company. The Committee decided in advance of the spin-off that the appropriate adjustment formula was the weighted average closing price per share of the Company’s shares on the last five trading days prior to the date the spin-off was completed relative to the weighted average closing price per share of the Company’s shares on the first five trading days after the date the spin-off was completed. That formula resulted in an adjustment factor of 1.6 times applied to the number of awards outstanding as of the spin-off date.
Relative Total Share Owner Return Awards. During fiscal year 2015, the Committee designed and approved the RTSR program and extended awards to Mr. Schneider, Mr. Van Winkle and Ms. Schroeder in March 2015, for a performance cycle ending June 2017. The number of shares were prorated since the performance cycle was not a full three year period.
For the RTSR award, the number of performance units granted is determined by the Committee and functions as a Target. Each performance unit represents the right to receive one share of Common Stock of the Company. For any specific performance cycle, the performance units earned will be determined based entirely on the Company’s Relative Total Shareholder Return (“Relative TSR”), as of the last day of the performance cycle. For purposes of this Award, Total Shareholder Return (“TSR”) shall be expressed as a compound annual growth rate as calculated in the following example, with the ##-month period representing the number of months of the award:

TSR =	(	Ending stock price + dividends paid	)	12 ##	– 1
Beginning stock price
To determine Relative TSR, a peer group of companies approved by the Committee was used. Each peer group company’s TSR will be determined at the end of the Performance Cycle. The 80th (would result in payout at 200% of the target RTSR shares), 50th (would result in payout at 100% of the target RTSR shares) and 30th (would result in payout at 0% of the target RTSR shares) percentile TSRs of the peer group will then be computed to determine the Performance Unit Payout as a Percent of Target. Any Relative TSR between the 80th and 30th percentiles shall be interpolated. If the Company’s TSR is less than zero, the payout shall not exceed 100% of the target payout.
The peer group consisted of the companies in the following table:

Company Name	Sub-Industry	Company Name	Sub-Industry
Acco Brands Corporation	Office Services & Supplies	Herman Miller, Inc.	Office Services & Supplies
American Woodmark Corporation	Building Products	MSA Safety Incorporated	Office Services & Supplies
Apogee Enterprises, Inc.	Building Products	NCI Building Systems, Inc.	Building Products
Arc Document Solutions Inc.	Office Services & Supplies	NI Industries, Inc.	Office Services & Supplies
Builders FirstSource, Inc.	Building Products	Norcraft Companies, Inc.	Building Products
Comfort Systems USA, Inc.	Construction & Engineering	Nortek, Inc.	Building Products
Continental Building Products, Inc.	Building Products	Patrick Industries, Inc.	Building Products
Gibraltar Industries, Inc.	Building Products	Ply Gem Holdings, Inc.	Building Products
Griffon Corporation	Building Products	Simpson Manufacturing Co., Inc.	Building Products
Headwaters Incorporated	Construction Materials	Steelcase Inc.	Office Services & Supplies
HNI Corporation	Office Services & Supplies	Trex Company, Inc.	Building Products
Insteel Industries, Inc.	Building Products	Tutor Perini Corporation	Construction & Engineering
Interface, Inc.	Office Services & Supplies	United Stationers Inc.	Office Services & Supplies
Knoll, Inc.	Office Services & Supplies	Universal Forest Products, Inc.	Building Products
Masonite International Corp	Building Products

The targeted number of RTSR shares granted during fiscal year 2015 with a vesting date of June 30, 2017, for each of our NEOs under the 2003 Plan was as follows:

Named Executive Officer	FY 2015 RTSR Award (Targeted # of Shares)
Robert F. Schneider	20,325
Michelle R. Schroeder	3,717
Donald W. Van Winkle	6,156
Kevin D. McCoy	—
Michael S. Wagner	—
No RTSR awards vested in fiscal year 2015.
APS and LTPS Awards. The APS and LTPS award agreements set forth the maximum number of shares of your Company’s stock which the participant is eligible to receive if the applicable performance levels for the performance period have been achieved. For the APS award, the number of shares of your Company’s stock that the NEO actually received under the award was determined by multiplying (x) the NEO’s payout percentage calculated under the Incentive Bonus Plan for the performance year by (y) the maximum number of shares set forth in the award. For the LTPS award, in order to determine the number of shares that the NEO actually received, the NEO’s payout percentage (using the Worldwide level payout percentage for all NEOs calculated under the Incentive Bonus Plan for the performance year) was converted to a LTPS payout percentage according to the following table:

Incentive Bonus Plan Payout Percentage
LTPS Payout Percentage
40% - 100%	100%
0% - 39%	Incentive Bonus Plan Payout Percentage ÷ 40%
The resulting percentage is multiplied by the maximum number of shares eligible to be received in the applicable fiscal year. For the past five years, the shares ultimately earned for APS awards have averaged approximately 45% of the shares awarded for the Worldwide plan for our NEOs. Shares ultimately earned for LTPS awards, which use the Worldwide level payout percentage for all our NEOs, have averaged approximately 76% of the shares awarded for the past five years.

Based upon the fiscal year 2015 economic profit results, our NEOs were issued the following shares applicable to fiscal year 2015 performance under the 2003 Plan.

Named Executive Officer	FY 2015 APS Grant (Shares Issued) (1)	FY 2015 LTPS Grant (Shares Issued) (1)
Robert F. Schneider	5,596	38,464
Michelle R. Schroeder	2,640	10,080
Donald W. Van Winkle	5,653	36,864
Kevin D. McCoy	3,680	7,360
Michael S. Wagner	800	7,360
________________________
(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.

During the year, the Committee decided to discontinue the LTPS program and no further grants were made during fiscal year 2015 or fiscal year 2016.
Subsequent to the end of fiscal year 2015, the Committee granted the following targeted number of shares to each of our NEOs under the 2003 Plan as part of their fiscal year 2016 targeted compensation plan:

Named Executive Officer	FY 2016 APS Award (Targeted # of Shares)	FY 2016 RTSR Award (Targeted # of Shares)
Robert F. Schneider	49,581	23,179
Michelle R. Schroeder	9,957	4,238
Donald W. Van Winkle	15,971	7,020
Kevin D. McCoy	1,136	—
Michael S. Wagner	1,258	—

The APS award has a one-year vesting period ending during July 2016 and the RTSR has a three-year vesting period ending June 30, 2018.

2.  Restricted Stock Units
In fiscal year 2015, the Committee awarded RSUs to NEOs and other key employees as another component of total targeted compensation in order to increase share ownership, driving greater alignment with our Share Owners. RSUs are time vested and generally cliff vest after three years putting a focus on long-term retention. Dividends accrue on the RSUs and are added to the total value of the RSUs at the time of vesting. As part of its compensation planning, the Committee determines the percentage of targeted compensation of each executive that should be represented by RSUs. The following awards made during fiscal year 2015 to the NEOs contained three tranches, with the first tranche vesting as of June 30, 2015, the second tranche vesting as of June 30, 2016 and the third tranche vesting as of June 30, 2017, as we phased in this type of award in the initial year of grant.

		Shares Vesting On
Named Executive Officer	FY 2015 Total RSU Award	June 30, 2015	June 30, 2016	June 30, 2017
Robert F. Schneider	60,675	15,169	22,753	22,753
Michelle R. Schroeder	7,584	1,896	2,844	2,844
Donald W. Van Winkle	29,848	7,462	11,193	11,193
Kevin D. McCoy	25,618	6,404	9,607	9,607
Michael S. Wagner	30,169	7,543	11,313	11,313

The number of RSUs and accumulated dividends which vested on June 30, 2015, and were issued in Common Stock to each of our NEOs was as follows:

Named Executive Officer	RSU Award (Number of Shares Issued)	Accumulated Dividends on RSU Award (Number of Shares Issued)
Robert F. Schneider	15,169	188
Michelle R. Schroeder	1,896	24
Donald W. Van Winkle	7,462	93
Kevin D. McCoy	6,404	79
Michael S. Wagner	7,543	94

Subsequent to the end of fiscal year 2015, the Committee granted the following number of RSUs to each of our NEOs under the 2003 Plan as part of their fiscal year 2016 targeted compensation plan:

Named Executive Officer	FY 2016 RSU Award (Vesting on June 30, 2018)
Robert F. Schneider	20,779
Michelle R. Schroeder	3,276
Donald W. Van Winkle	12,495
Kevin D. McCoy	7,756
Michael S. Wagner	8,974

3. Discretionary Cash and Stock Compensation
Because special situations occur where individual achievement may not be adequately recognized under incentive plans, the Committee, at the beginning of each fiscal year, grants authority to the CEO to distribute additional discretionary cash and/or stock compensation up to an aggregate maximum amount to eligible participants for each particular fiscal year.
For fiscal year 2015, the aggregate amount of cash compensation approved by the Committee was $500,000, and the maximum number of shares approved by the Committee was 600,000 shares of Common Stock. The stock compensation may be in the form of performance share award opportunities and/or outright grants of shares of Common Stock, all to be awarded under the 2003 Plan. Discretionary compensation is awarded based upon individual effort and is paid in amounts and at such times as the CEO determines, in his sole discretion. No employee has a guaranteed right to discretionary compensation in the event that performance targets are not met. Eligible participants include any employee of the Company, excluding the Chairman and CEO for cash or stock compensation, and excluding executive officers of the Company pursuant to Section 16 of the Exchange Act for stock compensation, except where approved by the Committee. For fiscal year 2015, no discretionary stock compensation was awarded to NEOs, however discretionary cash compensation, as set forth below, was awarded to Mr. Van Winkle and Ms. Schroeder for their leadership role in the successful spin-off of the EMS segment. Mr. Wagner also was awarded discretionary cash compensation for his leadership in the restructuring efforts within the Kimball Office business unit.

Named Executive Officer	FY 2015 Discretionary Cash Compensation
Robert F. Schneider	$—
Michelle R. Schroeder	$60,000
Donald W. Van Winkle	$50,000
Kevin D. McCoy	$—
Michael S. Wagner	$65,000

For fiscal year 2016, the Committee approved $500,000 for the discretionary cash compensation and 125,000 shares of Common Stock for discretionary stock awards.

Other Compensation and Employee Benefits
Retirement Plan
Our NEOs participate in a defined contribution, participant-directed retirement plan in which all domestic employees are eligible to participate (the “Retirement Plan”). The Retirement Plan is intended to attract candidates for employment and promote employee retention by providing a long-term savings opportunity. The Retirement Plan provides for voluntary employee contributions as well as a discretionary annual Company contribution as determined by the Committee. The Committee considers Company profitability among other factors when determining the contribution. The total Company contribution is allocated based upon the total eligible compensation of eligible participants. Eligible compensation excludes all stock-based compensation. Each eligible participant's Company contribution percentage is identical, including our NEOs. The Company’s contribution percentage for fiscal year 2015 was 3% of eligible compensation, up to the annual compensation limit under Section 401(a) of the Internal Revenue Code. Participant contributions are fully vested immediately and Company contributions are fully vested after five years of participation according to the following schedule. All NEOs are fully vested, except for Mr. Wagner who has less than two years of service.

Years of Vesting Service	Vested Percentage
Less than 1	0%
1	10%
2	20%
3	40%
4	60%
5	100%

The Retirement Plan is fully funded and participants may choose to invest their balances among any combination of the following investment options shown in the table below. The annual return of each fund for the year ended June 30, 2015, is noted in parentheses. The annual return for the Kimball International Stock Fund includes the stock dividend associated with the spin-off of Kimball Electronics, using a post-spin-off 30-day volume weighted average price to determine the dividend.

Investment Option	Fund (Annual Return)
Stable Value Fund	Vanguard Retirement Savings Trust (1.90%)
Inflation Protected Bond Fund	Vanguard Inflation-Protect Securities Fund Investor Shares (-1.90%)
Bond Fund	Metropolitan West Total Return Bond I (1.93%)
Bond Fund	Vanguard Total Bond Market Index Institutional Shares (1.74%)
S&P 500 Index Fund	Vanguard Institutional Index Fund Institutional Shares (7.41%)
Large Cap Value Fund	Vanguard Windsor II Fund Investor Shares (4.27%)
Growth Equity Fund	MainStay Large Cap Growth Fund (11.51%)
Small Cap Growth Fund	Vanguard Explorer Fund Investor (8.01%)
Small Cap Equity Fund	Vulcan Value Partners Small Cap Fund (5.31%)
International Core Equity Fund	Vanguard International Growth Fund Investor Shares (-1.64%)
Real Estate Fund	Vanguard REIT Index Fund Investor Shares (3.68%)
Income Balanced Fund	Vanguard LifeStrategy Income Fund (2.51%)
Conservative Balanced Fund	Vanguard LifeStrategy Conservative Growth Fund (2.78%)
Moderate Balanced Fund	Vanguard LifeStrategy Moderate Growth Fund (3.11%)
Aggressive Balanced Fund	Vanguard LifeStrategy Growth Fund (3.32%)
Company Stock Fund	Kimball International Stock Fund (31.95%)
Company Stock Fund	Kimball Electronics Stock Fund (N/A)

For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated (HCE), their individual Company contribution under the Retirement Plan is reduced. See the following “Nonqualified Deferred Compensation” section. Effective May 18, 2015, the Company-imposed limit on the amount of pre-tax and Roth 401(k) after-tax contributions by HCEs was removed, allowing HCEs to contribute beyond the limit (which was 7% of pay for fiscal year 2015). Internal Revenue Service limits still apply to any contributions and HCEs who surpass the permissible contribution amount may receive a refund of some contributions, which will be taxable along with any contribution made from pre-tax dollars.
On June 30, 2015, the following funds were removed from the Retirement Plan and Supplemental Employee Retirement Plan (“SERP”): Vanguard LifeStrategy Income Fund; Vanguard LifeStrategy Conservative Growth Fund; Vanguard LifeStrategy Moderate Growth Fund; and Vanguard LifeStrategy Growth Fund. Contributions invested in these four Funds on June 30, 2015 were redirected to one of 12 Vanguard Target Retirement Funds, with each participant's contribution being redirected to the Target Retirement Fund with the target date closest to the year in which the participant will reach age 65 if the participant did not provide differing instructions. The Kimball International Stock Fund and the Kimball Electronics Stock Fund are both being retired from the Retirement Plan, effective in early calendar year 2016. The Kimball International Stock Fund was closed to further investment on April 30, 2015, and employee investors have until early 2016 to move any contributions in these two stock funds to other options available within the Retirement Plan. The Kimball Electronics Stock Fund was never open to new investments.
Nonqualified Deferred Compensation
For our NEOs, other executive officers and other key employees who are deemed to be highly compensated under the 1986 Tax Reform Act, there is a fully-funded, nonqualified, SERP under which your Company contributes to the account of each participant an amount equal to the reduction in their Company contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act. In addition, participants may voluntarily defer up to 50% of their eligible compensation under the SERP. A participant’s deferrals are fully vested. Company contributions are subject to the same vesting schedule as the Retirement Plan, and are made within 2½ months after the end of the fiscal year. The Company's contribution percentage for fiscal year 2015 was approximately 3% of eligible compensation in excess of the annual compensation limit under Section 401(a) of the Internal Revenue Code. Investment options are the same as those under the Retirement Plan except for the exclusion of the Stable Value and Company Stock Funds and the addition of a Money Market Fund. Changes to the SERP investment options in fiscal year 2015 mirrored the changes made to the Retirement Plan. Payments of a participant’s elective deferrals and Company contributions are made as elected by the participant in lump sum or in installment payments over a period of 5 or 10 years commencing upon retirement or termination of employment, whichever occurs first. These amounts may be paid earlier in the event of death of the participant or an unforeseen emergency affecting the participant as determined by the committee appointed to administer the SERP. The SERP is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The assets of the SERP are held in a grantor trust in what is commonly referred to as a “rabbi trust” arrangement. This means that the assets of the SERP are subject to the claims of the Company’s general creditors in the event of the Company's insolvency. For more information about amounts deferred by the NEOs, see the Nonqualified Deferred Compensation Table in this Proxy Statement.
Other Compensation
Financial counseling, tax preparation, and medical reimbursement benefits previously provided for executive officers were discontinued after December 31, 2014.  The Executive Preventative Healthcare Program was changed on December 31, 2014 to eliminate the use of Company aircraft for travel to healthcare facilities.  External benchmarking conducted as part of our compensation process for fiscal year 2015 indicated that these benefits, especially the 100% medical reimbursement, were no longer an integral part of our competitors’ executive benefits plans.  Preventive health care continues to be provided to executive officers, as it is to all employees, through our consumer-driven health care plan options for those who choose to enroll in that benefit and subsequently complete their annual preventative exams.  Travel expenses for these annual preventative exams are reimbursed to executive officers and their covered spouse.
No loans of Company funds have ever been made to any executive officer for any purpose.
Employment, Change-in-Control, and Severance Agreements
The Company has entered into written employment agreements with each of the NEOs. These employment agreements are intended to align with competitive practices within the industries in which the Company operates and were designed to enhance the retention of executives and protect the interests of the Company by way of restrictive covenants. The agreements, including the changes made to these agreements in fiscal year 2015, are described in the section entitled “Executive Officer and Director Compensation — Employment and Change-in-Control Agreements with NEOs and Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement.

Earned Compensation
Actual compensation earned for fiscal years 2013, 2014, and 2015 by the NEOs is shown in the following table, excluding those years where individuals were not classified as NEOs. This Earned Compensation Table supplements the overall Summary Compensation Table included in the “Executive Officer and Director Compensation” section.

The differences between this supplemental table and the Summary Compensation Table are as follows:

•
The Summary Compensation Table reports targeted figures for Annual and Long-Term Performance Shares based on a potential value in the year that the award was granted. The potential value is not guaranteed and is estimated based on an assumed payout at a target (Tier 4) level of our Incentive Bonus Plan, using the share price as of the date granted, and therefore performance shares are shown at a value different from the value of the actual performance shares earned during the fiscal year. In contrast, this supplemental table includes the actual value of performance shares earned during the fiscal year, as calculated under the Incentive Bonus Plan using the share price as of the applicable vesting date.

•
RSUs are reported in the Summary Compensation Table at the value as of the grant date for the total number of RSUs granted during the fiscal year. This supplemental tables includes only the number of RSUs that vested during the fiscal year, valued using the share price as of June 30, 2015 vest date.

•
RTSRs are reported in the Summary Compensation Table at the value as of the grant date for the target number of shares granted during the fiscal year. This supplemental tables does not include any RTSRs because none were earned during any of the fiscal years presented.

All other components of compensation are valued the same as reported in the Summary Compensation Table, as explained in the footnotes to that table.
Earned Compensation Table

Name and Principal Position		Salary	Discretionary Cash Compensation (1)	RSUs (Vested)	Performance Shares (Earned and Vested Value)	Incentive Bonus Plan (Earned Value)	All Other	Total
	Year	($)	($)	($)	($)	($)	($)	($)
Robert F. Schneider	2015	$522,964	$—	$184,455	$550,750	$345,156	$57,577	$1,660,902
Chairman of the Board, Chief Executive Officer	2014	$479,700	$—	$—	$590,850	$407,745	$23,239	$1,501,534
	2013	$454,500	$—	$—	$356,166	$181,800	$26,687	$1,019,153
Michelle R. Schroeder	2015	$298,928	$60,000	$23,055	$159,000	$197,292	$28,314	$766,589
Vice President, Chief Financial Officer

Donald W. Van Winkle	2015	$399,086	$50,000	$90,738	$531,463	$266,130	$32,482	$1,369,899
President, Chief Operating Officer	2014	$378,697	$—	$—	$412,542	$223,431	$23,816	$1,038,486
Kevin D. McCoy	2015	$272,750	$—	$77,873	$138,000	$250,930	$20,174	$759,727
Vice President; President, National Office Furniture
Michael S. Wagner	2015	$302,323	$65,000	$91,723	$102,000	$60,465	$18,022	$639,533
Vice President; President, Kimball Office

James C. Thyen (2)	2015	$341,069	$—	$—	$1,461,138	$225,106	$69,293	$2,096,606
Former President and Chief Executive Officer	2014	$933,452	$—	$—	$4,532,580	$793,434	$51,453	$6,310,919
	2013	$927,932	$—	$—	$2,054,624	$324,776	$60,767	$3,368,099
__________________

(1)
Discretionary cash compensation was awarded to Mr. Van Winkle and Ms. Schroeder for their leadership role in the successful spin-off of the EMS segment, and Mr. Wagner was awarded discretionary cash compensation for his leadership in the restructuring efforts within the Kimball Office business unit.

(2)
James C. Thyen, former President and CEO, retired on October 31, 2014. Annual cash and stock compensation amounts were prorated based on the number of months he was employed during fiscal year 2015. No changes to Mr. Thyen's compensation were made in fiscal year 2015 from the previous fiscal year.

The tables below compare the value of the actual stock awards earned and/or vested during fiscal year 2015 as set forth above with the original targeted valued used by the Committee in setting the NEO’s total targeted compensation:

	Performance Shares (APS and LTPS)
Named Executive Officer	Fiscal Year 2015 Targeted Compensation for APS and LTPS Awards	Earned and Vested Value	Earned Value as a Percentage of Targeted Value
	($)	($)	(%)
Robert F. Schneider	$427,454	$550,750	128.8%
Michelle R. Schroeder	$119,282	$159,000	133.3%
Donald W. Van Winkle	$411,114	$531,463	129.3%
Kevin D. McCoy	$91,504	$138,000	150.8%
Michael S. Wagner	$91,504	$102,000	111.5%

	Restricted Stock Units
Named Executive Officer	Fiscal Year 2015 Targeted Compensation for Vested RSU Tranches	Vested Value	Vested Value as a Percentage of Grant Date Value
	($)	($)	(%)
Robert F. Schneider	$138,038	$184,455	133.6%
Michelle R. Schroeder	$17,254	$23,055	133.6%
Donald W. Van Winkle	$67,904	$90,738	133.6%
Kevin D. McCoy	$58,276	$77,873	133.6%
Michael S. Wagner	$68,641	$91,723	133.6%

Tax and Accounting Considerations
Section 162(m)
The Committee has considered the potential effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of non-performance-based executive compensation in excess of $1,000,000 paid to our NEOs covered under the law. Performance-based stock award programs, including RTSR, APS and LTPS awards, and cash incentives paid under the Incentive Bonus Plan are designed to be deductible as qualified performance-based compensation under Section 162(m) when they are paid to the NEOs. As a key part of our performance-based compensation, it is important that our Share Owners approve the Incentive Bonus Plan, as described in the “Proposal to Approve the Kimball International, Inc. Amended and Restated 2010 Profit Sharing Incentive Bonus Plan” to maintain the tax deductibility of our performance-based plans.
Our NEOs received other compensation during fiscal year 2015 which was not considered performance-based compensation, including base salaries, RSUs and discretionary bonuses. The Committee believes that tax deductibility is an important factor when evaluating executive compensation. In evaluating compensation, the Committee has considered, and will continue to consider, the various alternatives to preserving the deductibility of compensation payments to the extent reasonably practicable and consistent with our compensation objectives. However, the Committee may exercise its discretion to provide base salaries, time-based RSUs or other compensation that may not be fully tax deductible to us. Changes made in fiscal year 2015 to the Executive Employment Agreements and Change-in-Control Agreements lessen the risk that tax penalties would be incurred as a result of violation of this provision in a severance or change-in-control situation.
Section 280G
Payments provided in connection with a change-in-control of a company may be subject to an excise tax under Section 4999 of the Internal Revenue Code. These payments also may not be eligible for a federal income tax deduction pursuant to Section 280G of the Internal Revenue Code. Changes made in fiscal year 2015 to the Company's Change-in-Control Agreements eliminated the risk of excise taxes and nondeductible federal income taxes by reducing any payments to an amount equal to one dollar less than the amount that would be considered a parachute payment under Section 280G of the Internal Revenue Code. The Change-in-Control agreements do not provide for Section 4999 excise tax gross-up payments.
Section 409A
Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the inclusion of deferred compensation in an employee's income, as well as certain additional taxes, penalties and interest. The Company intends for, but does not currently require, its nonqualified deferred compensation arrangement to meet the effective requirements of Section 409A.
Recovery of Compensation for Executive Misconduct
Provisions for recovery of already-vested stock compensation due to executive misconduct are included in the RTSR and RSU award agreements, which must be signed by executive officers and other employees receiving such awards. Similar changes to the APS award agreements have been made and will be effective for APS awards granted commencing in fiscal year 2016. Any share awards that have not yet vested at the time of an executive’s separation for misconduct would not vest and the executive would therefore not receive any shares.
In addition, if the Company determines that an executive officer has engaged in fraudulent or intentional misconduct, resulting in a restatement of the Company's financial results, the Company would take all reasonable and effective actions to recover any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than the amount that would have been paid or awarded if calculated based on the restated financial results.

Share Ownership Guidelines
The current share ownership guidelines set the expectations of independent directors and executive officers to maintain beneficial ownership of Company stock having a value expressed as a multiple of their director fees or their base salary, as the case may be, for as long as they remain a director or executive officer. “Beneficial Ownership” includes, in addition to shares held directly by directors or executives, those shares held by a spouse, minor children or grandchildren, trusts, and retirement plans. Unearned shares awarded under the 2003 Plan cannot be counted towards ownership until earned.
The guidelines promote overall corporate responsibility, encourage decisions focused on a long-term view, and align our directors’ and executive officers’ perspectives with the interests of our Share Owners. Any shares subject to the ownership requirements are prohibited from pledging or hedging activities, as set forth in a policy approved in February 2015 by the Committee and the Board.
Executive officers and directors are expected to meet share ownership requirements within five years, beginning from the later of November 1, 2014 or the date of their appointment or election. Each director shall receive a minimum of 50% of their board fees in Company stock until such time as the director has met the ownership requirements, at which time the director shall be permitted to adjust the amount of his or her future compensation paid in Company stock. Annually, the Committee will review progress toward the achievement of the stock ownership targets and use its judgment on consequential actions if targets are not met in a timely manner.
The ownership multiples are as follows:

Position	Value as a Multiple of Base Salary or Director Fees
Independent Directors	X 3
Chairman and CEO	X 5
Chief Operating Officer	X 3
Vice Presidents	X 2

COMPENSATION COMMITTEE REPORT
The Compensation and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for fiscal year 2015 and this Proxy Statement. This report is provided by the following independent directors who comprise the Committee: Christine M. Vujovich (Chairperson), Thomas J. Tischhauser, and Timothy J. Jahnke.

COMPENSATION RELATED RISK ASSESSMENT
The Board believes that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. Further, the Compensation and Governance Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks, but rather focus the executives on long-term goals, shorter-term needs and alignment with Share Owner interests.
The Compensation and Governance Committee extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk-taking and concluded:

•	the Incentive Bonus Plan's focus on the financial success of the Company, as well as the payout over subsequent fiscal years, discourages short-term risk taking;

•	Incentive Bonus Plan profitability tiers are appropriately set to calibrate payouts at the targeted cash incentive level to the median levels of peer group performance;

•	performance share awards, including APS Awards and RTSR Awards, are appropriately linked to Company performance goals and profitability, both short-term and long-term;

•	RSU awards vest over a three-year vesting period to encourage our executive officers to maintain a long-term perspective; and

•
equity ownership guidelines discourage excessive risk-taking not only by setting reasonable levels of ownership but also by restricting the ability of officers and directors to hedge or pledge shares in which they have beneficial ownership.

Furthermore, as described under “Compensation Discussion and Analysis — Executive Compensation Process”, compensation decisions include judgment by the Committee, which mitigates the influence of purely objective calculations on excessive risk taking. The Compensation and Governance Committee reviews the Company's compensation policies and practices on an annual basis to consider how effectively the policies and practices are providing incentives at an appropriate level of risk to executive employees.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
SUMMARY COMPENSATION TABLE
The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to NEOs for or during the fiscal years ended June 30, 2015, 2014, and 2013, excluding those fiscal years where individuals were not classified as NEOs. For a more thorough discussion of our executive compensation practices, refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.
The Summary Compensation Table contains values calculated and disclosed according to SEC reporting requirements. As described in more detail in Note 2 to the Summary Compensation Table, the “Stock Awards” column reflects awards with a grant date during each fiscal year, with additional explanation related to changes in our performance share grant timing policy noted as follows:

•
APS and LTPS awards applicable to fiscal year 2015 performance were granted at the end of the previous fiscal year (June 2014) and thus are shown in the Stock Awards column for fiscal year 2014. Stock awards for fiscal year 2016 performance were granted in early July 2015. As a result, compensation shown in the “Stock Awards” column for fiscal year 2015 is lower for each NEO.

•
Amounts shown in the “Stock Awards” column for fiscal year 2014 include performance shares granted in August 2013 for the fiscal year 2014 performance period as well as the performance shares mentioned above that were granted in June 2014 for the fiscal year 2015 performance period. Thus the “Stock Awards” column for fiscal year 2014 includes awards from two separate annual grant cycles, artificially increasing the amount of compensation shown for each NEO for fiscal year 2014.

Name and Principal Position			Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	Year	Salary ($)	($) (1)	($) (2)	($) (3)	($) (4)	($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Robert F. Schneider	2015	$522,964	$—	$785,474	$345,156	$57,577	$1,711,171
Chairman of the Board, Chief Executive Officer	2014	$479,700	$—	$808,679	$407,745	$23,239	$1,719,363
	2013	$454,500	$—	$352,934	$181,800	$26,687	$1,015,921
Michelle R. Schroeder	2015	$298,928	$60,000	$111,686	$197,292	$28,314	$696,220
Vice President, Chief Financial Officer

Donald W. Van Winkle	2015	$399,086	$50,000	$342,288	$266,130	$32,482	$1,089,986
President, Chief Operating Officer	2014	$378,697	$—	$687,585	$223,431	$23,816	$1,313,529

Kevin D. McCoy	2015	$272,750	$—	$233,124	$250,930	$20,174	$776,978
Vice President; President, National Office Furniture

Michael S. Wagner	2015	$302,323	$65,000	$274,538	$60,465	$18,022	$720,348
Vice President; President, Kimball Office

James C. Thyen (5)	2015	$341,069	$—	$—	$225,106	$69,293	$635,468
Former President and Chief Executive Officer	2014	$933,452	$—	$5,655,516	$793,434	$51,453	$7,433,855
	2013	$927,932	$—	$2,326,834	$324,776	$60,767	$3,640,309
__________________

(1)
Amounts consist of discretionary cash compensation granted for services rendered in fiscal year 2015. Discretionary cash compensation was awarded to Mr. Van Winkle and Ms. Schroeder for their leadership role in the successful spin-off of the EMS segment, and Mr. Wagner was awarded discretionary cash compensation for his leadership in the restructuring efforts within the Kimball Office business unit. Mr. Van Winkle and Ms. Schroeder were paid their discretionary bonuses in fiscal year 2015 and Mr. Wagner will be paid his discretionary bonus in fiscal year 2016.

(2)	Stock awards consist of RSU, RTSR, APS and LTPS awards, as follows:

•
The compensation reported in the “Stock Awards” column above represents stock compensation for each of our NEOs at the value as of the grant date and at targeted value for applicable performance-based awards, which does not reflect compensation actually received or earned by the NEOs in the respective years. See the Earned Compensation Table in the Compensation Discussion and Analysis section of this Proxy Statement for the actual value of the performance-based and time-based stock awards earned and/or vested in each of the fiscal years presented.

•
Fiscal year 2015 compensation for NEOs other than Mr. Thyen includes RSU awards which typically will have a three-year vesting period. To phase in the three-year vesting period, the initial grant of awards during fiscal year 2015 included three annual installments vesting on June 30, 2015, 2016, and 2017. The value in the “Stock Awards” column represents the grant date fair value for the entire award, calculated as of the grant date, using the $9.10 closing price of our Common Stock as reported by NASDAQ on December 17, 2014, even though only one tranche was applicable to and vested in fiscal year 2015. The value of the tranches that vest on June 30, 2016 and June 30, 2017 which totaled $414,105 for Mr. Schneider, $51,761 for Ms. Schroeder, $203,713 for Mr. Van Winkle, $174,847 for Mr. McCoy, and $205,897 for Mr. Wagner, will be included in the total target compensation amounts for each of the NEOs for those respective fiscal years when set by the Committee. RSU awards do not have performance conditions.

•
Fiscal year 2015 compensation for Mr. Schneider, Ms. Schroeder, and Mr. Van Winkle also includes RTSR awards which are earned for a performance cycle ending June 30, 2017. The value of RTSR awards was calculated using a Monte Carlo simulation as of the March 1, 2015 grant date, resulting in an $11.48 value per RTSR share. This valuation technique includes estimating the movement of stock prices and the effects of volatility, interest rates, and dividends. Under these awards, a participant will earn from 0% to 200% of the target award depending upon how the compound annual growth rate of your Company's common stock ranks within the peer group at the end of the performance period. The amounts included above represent the value at the grant date based upon the probable outcome of the performance conditions, which is estimated based on the target level of performance, which equals 100% of the target RSTR granted. The grant date fair value of the maximum number of RTSR shares that can be earned at the 200% level on the June 30, 2017 vesting date is $466,662 for Mr. Schneider; $85,342 for Ms. Schroeder; and $141,342 for Mr. Van Winkle.

•
Fiscal year 2014 and 2013 compensation includes APS and LTPS performance share awards which vest shortly after the end of the fiscal year in which the performance measurement period is complete. The amounts included above are based upon the probable outcome of the performance conditions, estimated based on a payout at the target (Tier 4) level, or 40% of the maximum award opportunity for the APS and 100% of the maximum award opportunity for the LTPS. The values were calculated as of the grant date. As noted above, because of changes in our performance share grant timing policy, performance shares relating to the fiscal year 2015 performance period were granted at the end of fiscal year 2014, and thus fiscal year 2014 includes performance shares grants for both the fiscal year 2015 and 2014 performance periods. For example, for Mr. Schneider, the amount included in the “Stock Awards” column for fiscal year 2014 included performance shares granted in August 2013 for the fiscal year 2014 performance period with a grant date fair value of $381,225 and also included the performance shares granted in June 2014 for the fiscal year 2015 performance period with a grant date fair value of $427,454.

•
The grant date fair value of the maximum number of APS and LTPS performance shares that could have been earned in fiscal year 2014 was $430,950 for Mr. Schneider; $326,196 for Mr. Van Winkle; and $3,447,600 for Mr. Thyen. The aforementioned 2014 amounts exclude the performance shares granted in June 2014 because the fiscal year 2015 performance period had not yet begun, and thus could not have been earned during fiscal year 2014. The grant date fair value of the maximum number of performance shares granted in June 2014 that could have been earned in fiscal year 2015 was $479,416 for Mr. Schneider; $463,076 for Mr. Van Winkle; and $4,137,386 for Mr. Thyen. The grant date fair value of the maximum number of shares that could have been earned in fiscal year 2013 was $402,074 for Mr. Schneider and $3,263,770 for Mr. Thyen.

•
The assumptions used to calculate the grant date fair values are set forth in Note 7 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

(3)
Amounts consist of cash incentive compensation earned for services rendered in the applicable fiscal year. The amounts are paid in the following fiscal year pursuant to the Incentive Bonus Plan. For a description of the Incentive Bonus Plan and the payout percentages awarded to the NEOs under the Incentive Bonus Plan for fiscal year 2015, see “Compensation Discussion and Analysis — Components of Compensation — Compensation Decisions — Annual Cash Compensation — Cash Incentive Compensation”.

(4)
Includes benefits received by the NEOs from executive financial services programs, supplemental medical reimbursement, personal use of Company aircraft limited to transportation for NEOs related to a Board-approved Executive Preventive Healthcare Program, the value of the services and related benefits provided pursuant to the Executive Preventive Healthcare Program, Company contributions earned for the Retirement Plan and SERP, and de minimus Christmas bonus and life insurance premiums paid by the Company. The personal use of Company aircraft for disclosure in this column was valued at the aggregate incremental value of the benefit, which includes variable costs related to fuel, landing fees, crew expenses and other miscellaneous costs. Executive financial services programs and medical reimbursement benefits previously provided for executive officers were discontinued after December 31, 2014, and the Executive Preventative Healthcare Program was changed on December 31, 2014 to eliminate the use of Company aircraft for travel to healthcare facilities.  SERP and Retirement Plan Company contribution amounts earned for fiscal year 2015 were $27,927 for Mr. Schneider; $17,190 for Ms. Schroeder; $20,182 for Mr. Van Winkle; $15,550 for Mr. McCoy; $13,422 for Mr. Wagner; and $34,035 for Mr. Thyen. Also included in this column for fiscal year 2015 were dividends credited on unvested RSUs at a value of $9,101 for Mr. Schneider; $1,138 for Ms. Schroeder; $4,477 for Mr. Van Winkle; $3,843 for Mr. McCoy; and $4,525 for Mr. Wagner. Dividend amounts were determined based on the number of RSUs multiplied by the Common Stock dividend rate per share for dividend declarations prior to the RSU vesting date during the fiscal year. Dividends on RSUs are paid in share equivalents based on the closing price of the Company’s Common Stock as reported by NASDAQ on the RSU vesting date.

(5)
James C. Thyen, former President and CEO, retired on October 31, 2014. Annual cash and stock compensation amounts were prorated based on the number of months he we was employed during fiscal year 2015.

See the “Compensation Discussion and Analysis” in this Proxy Statement for further information about the material terms of the NEOs’ compensation plans.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2015

		Estimated Possible Payouts Under Non-Equity Incentive Plan Award (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards (4)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Robert F. Schneider
Incentive Bonus Plan		$—	$209,186	$522,964
RSU	12/17/14							60,675	$552,143
RTSR	03/01/15				—	20,325	40,650		$233,331
Michelle R. Schroeder
Incentive Bonus Plan		$—	$119,571	$298,928
RSU	12/17/14							7,584	$69,014
RTSR	03/01/15				—	3,717	7,434		$42,671
Donald W. Van Winkle
Incentive Bonus Plan		$—	$159,634	$399,086
RSU	12/17/14							29,848	$271,617
RTSR	03/01/15				—	6,156	12,312		$70,671
Kevin D. McCoy
Incentive Bonus Plan		$—	$109,100	$272,750
RSU	12/17/14							25,618	$233,124
Michael S. Wagner
Incentive Bonus Plan		$—	$120,929	$302,323
RSU	12/17/14							30,169	$274,538
James C. Thyen
Incentive Bonus Plan		$—	$136,428	$341,069
_________________
(1) Represents potential cash incentive payments under the Incentive Bonus Plan with respect to fiscal year 2015 performance. The awards do not contain minimum thresholds. The target amount is determined based on a payout at the Tier 4 level (40%) of base salary. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts under the Incentive Bonus Plan for fiscal year 2015 performance. See “Compensation Discussion and Analysis — Components of Compensation — Compensation Decisions — Annual Cash Compensation — Cash Incentive Compensation” for additional information regarding the terms of the Incentive Bonus Plan.
(2) Represents RTSR awards issued pursuant to the 2003 Plan. For RTSR awards, the target level is at 100% of shares granted, but a participant can earn from a 0% minimum threshold to a 200% maximum of the target level depending upon how the compound annual growth rate of your Company’s Common Stock ranks within the peer group at the end of the performance period. See “Compensation Discussion and Analysis — Components of Compensation — Compensation Decisions — Stock Compensation” for additional information regarding the terms of RTSR awards.
(3) Amounts represent the number of RSUs granted to our NEOs on December 17, 2014. See “Compensation Discussion and Analysis — Components of Compensation — Compensation Decisions — Stock Compensation” for additional information regarding the terms of RSUs.
(4) Amounts represent the grant date fair value of the RSUs and the target number of RTSR shares. The value of the RSUs granted was calculated using $9.10, the closing price of the Company’s Common Stock as reported by NASDAQ on the grant date, December 17, 2014. The value for RTSR shares granted was calculated using the Monte Carlo simulation, resulting in a value of $11.48 on the grant date, March 1, 2015.

See the Earned Compensation Table in the Compensation Discussion and Analysis section of this Proxy Statement for the actual value of shares earned and/or vested during fiscal year 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2015

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	(#)	($)	(#)	($)
(a)	(g)	(h)	(i)	(j)
Robert F. Schneider	46,067	$560,175	130,597	$1,588,060
Michelle R. Schroeder	5,758	$70,017	34,277	$416,808
Donald W. Van Winkle	22,662	$275,570	114,828	$1,396,308
Kevin D. McCoy	19,451	$236,524	22,720	$276,275
Michael S. Wagner	22,905	$278,525	22,720	$276,275
James C. Thyen	—	$—	103,011	$1,252,614
_________________
(1) Includes the number of unvested RSUs and accumulated dividends credited on unvested RSUs as of June 30, 2015, which vest in two equal annual installments beginning June 30, 2016.
(2) Calculated using the $12.16 closing price of Common Stock as reported by NASDAQ on June 30, 2015.
(3) Unearned and unvested equity incentive plan awards consist of the following:

	Stock Award and Initial Grant Date
Name	RTSR 3/1/2015	APS 6/26/2014	LTPS 6/26/2014	LTPS 8/12/2013	LTPS 8/13/2012	LTPS 8/16/2011	LTPS 8/16/2010

Robert F. Schneider
Shares (#)	20,325	3,392	27,200	31,104	23,328	15,552	9,696
Vesting Date(s)	6/30/2017	7/29/2015	(a)	(b)	(c)	(d)	7/29/2015
Michelle R. Schroeder
Shares (#)	3,717	1,600	7,520	8,576	6,432	4,288	2,144
Vesting Date(s)	6/30/2017	7/29/2015	(a)	(b)	(c)	(d)	7/29/2015
Donald W. Van Winkle
Shares (#)	6,156	3,392	27,200	31,104	23,328	15,552	8,096
Vesting Date(s)	6/30/2017	7/29/2015	(a)	(b)	(c)	(d)	7/29/2015
Kevin D. McCoy
Shares (#)	—	1,600	5,440	6,272	4,704	3,136	1,568
Vesting Date(s)		7/29/2015	(a)	(b)	(c)	(d)	7/29/2015
Michael S. Wagner
Shares (#)	—	1,600	5,440	15,680	—	—	—
Vesting Date(s)		7/29/2015	(a)	(b)
James C. Thyen (e)
Shares (#)	—	21,355	11,044	15,786	15,786	19,520	19,520
Vesting Date(s)		7/29/2015	7/29/2015	7/29/2015	7/29/2015	7/29/2015	7/29/2015
_____________
(a) Five remaining annual vesting dates beginning 7/29/2015
(b) Four remaining annual vesting dates beginning 7/29/2015
(c) Three remaining annual vesting dates beginning 7/29/2015
(d) Two remaining annual vesting dates beginning 7/29/2015
(e) Upon Mr. Thyen’s retirement, his outstanding performance share awards were adjusted pro rata for the period of time he was employed during the current fiscal year.

Awards disclosed in the tables above represent the number of shares that would be issued assuming targeted performance for RTSR, APS and LTPS share awards. For performance share awards, at the targeted performance level, 40% of the shares eligible to be received under the APS award would be issued and 100% of the shares eligible to be received under the RTSR and LTPS awards would be issued. For RTSR awards, the target level is at 100% of shares granted, but a participant can earn from 0% to 200% of the target level depending upon how the compound annual growth rate of your Company's common stock ranks within the peer group at the end of the performance period.
For LTPS awards, the initial grant date shown is the grant date of the initial annual tranche of the five-year awards. The remaining tranches for each LTPS award listed above will have grant dates occurring annually at the beginning of each performance period at approximately the same date each year.
In accordance with the terms of the outstanding LTPS and APS agreements as of the spin-off date, an equitable adjustment was necessary for outstanding performance share awards to reflect the change in the Company’s stock value as a result of the completion of the spin-off of the EMS segment from the Company. The Committee decided in advance of the spin-off that the appropriate adjustment formula was the weighted average closing price per share of the Company's shares on the last five trading days prior to the date the spin-off was completed relative to the weighted average closing price per share of the Company’s shares on the first five trading days after the date the spin-off was completed. That formula resulted in an adjustment factor of 1.6 times applied to the number of awards outstanding as of the spin-off date.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2015

	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Name
(a)	(d)	(e)
Robert F. Schneider	53,232	$777,591
Michelle R. Schroeder	12,595	$189,877
Donald W. Van Winkle	34,000	$504,411
Kevin D. McCoy	15,743	$223,290
Michael S. Wagner	11,393	$151,459
James C. Thyen	290,550	$4,532,580
_____________

(1)
Shares acquired upon vesting during fiscal year 2015 include RSU awards granted on December 17, 2014, the first tranche of which vested on June 30, 2015, accumulated dividends on the vested RSUs, and APS awards and tranches of current and prior year LTPS awards granted on August 12, 2013 and issued on August 19, 2014. Shares have not been reduced by the following shares withheld to satisfy tax withholding obligations: Mr. Schneider — 16,888 shares; Ms. Schroeder — 3,998 shares; Mr. Van Winkle — 10,788 shares; Mr. McCoy — 4,993 shares; Mr. Wagner — 3,609 shares; and Mr. Thyen — 130,280 shares.

(2)
The value realized is calculated by multiplying the closing price of Common Stock as reported by NASDAQ on the vesting date by the number of shares that vested. The RSU awards vested on June 30, 2015 and the closing price on that date of our Common Stock was $12.16, and the APS and LTPS awards vested on August 19, 2014 and the closing price on that date of our Common Stock was $15.60.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes the Company’s equity compensation plans as of June 30, 2015:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (excluding securities reflected in first column)
Equity compensation plans approved by Share Owners	984,994	(1)	$—	(2)	1,723,549	(3)
Equity compensation plans not approved by Share Owners	—		$—		—
Total	984,994		$—		1,723,549
_____________

(1)
Includes 143,940 RSU awards, 60,396 RTSR awards, 667,832 LTPS awards, and 112,826 APS awards. The number of shares assumes the maximum number of shares which the participant is eligible to receive if maximum profitability levels are achieved under each award. Approximately 64% of the total maximum number of performance shares originally granted was earned for fiscal year 2015.

(2)	There is no exercise price for RSU, RTSR, APS or LTPS share awards.

(3)
Represents the number of shares available for issuance under the 2003 Plan after subtracting the maximum number of shares which participants are eligible to receive if maximum profitability levels are achieved under each award. Unearned shares are available for re-issuance under the 2003 Plan as restricted stock, RSUs, unrestricted share grants, incentive stock options, nonqualified stock options, performance shares, performance units, and stock appreciation rights.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2015

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Robert F. Schneider	$46,546	$12,201	$6,436	$—	$1,026,403
Michelle R. Schroeder	$22,920	$2,750	$10,384	$—	$275,708
Donald W. Van Winkle	$33,636	$7,667	$49,008	$—	$854,575
Kevin D. McCoy	$51,834	$6,078	$9,438	$—	$354,756
Michael S. Wagner	$223,699	$—	$3,008	$—	$226,707
James C. Thyen	$—	$30,103	$286,997	$6,193,365	$511,746
_____________

(1)	These amounts are included in the fiscal year 2015 amounts in the “Salary” column of the Summary Compensation Table.

(2)	Represents Company contributions paid in August 2014, which are included in the fiscal year 2014 amounts in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Earnings do not represent above-market or preferential rates, and are not included in the Summary Compensation Table for fiscal year 2015 or prior years.

(4)
The Aggregate Balance is the balance in the NEO’s SERP account as of June 30, 2015. The balance includes executive contributions in fiscal year 2015 and prior fiscal years, which are included in the “Salary” column of the Summary Compensation Table. The balance also includes Company contributions in fiscal year 2015 and prior fiscal years, which are included in the “All Other Compensation” column of the Summary Compensation Table.

Activity disclosed in the table above relates solely to the Company’s SERP which is its only nonqualified deferred compensation arrangement. See the “Components of Compensation — Other Compensation and Employee Benefits — Nonqualified Deferred Compensation” section of the Compensation Discussion and Analysis for further information about the material terms of the SERP.

Employment and Change-in-Control Agreements with NEOs
and Potential Payments Upon Termination or Change-in-Control
Your Company has outstanding Employment Agreements with Mr. Schneider and Mr. Van Winkle, both of which were amended effective on June 26, 2015; with Ms. Schroeder, whose Employment Agreement was effective June 26, 2015; with Mr. Wagner, whose Employment Agreement was effective on October 7, 2013; and with Mr. McCoy, whose Employment Agreement was effective on December 19, 2002. Each of the NEOs also has a Change-in-Control Agreement, which was either amended or entered into on June 26, 2015.
In its efforts to improve on past corporate governance practices following the spin-off of the EMS segment, your Board approved changes to the existing Employment Agreement entered into with certain of our executive officers as follows: (1) divided the original Employment Agreement into two agreements, one addressing standard employment matters and the other addressing change-in-control matters, to allow for greater flexibility in determining which officers of the Company would be a party to each of the agreements; (2) lessened the risk of loss of 162(m) tax deductions for the Company in the event of payout under either agreement; (3) reduced CEO payouts in both agreements to the same level payout as received by other executive officers; (4) added a double trigger requirement to a change-in-control event so that full payout would only occur if the executive separates from employment during that event; (5) limited the amount of payout upon a change-in-control event to avoid excise taxes under IRS regulations; and (6) eliminated the tax gross-up element, which provided a supplemental payment to the executive officer to cover the cost of excise tax liability that may be incurred on payout.
Mr. Schneider and Mr. Van Winkle had both entered into Employment Agreements which included Change-in-Control provisions and severance provisions providing for payout to the executives on the occurrence of certain events.  Under these prior agreements, Mr. Schneider and Mr. Van Winkle were eligible for higher payouts in certain circumstances, which, had they occurred, would have resulted in lost tax deductions and and the payout of excise taxes for the Company.  For example, if a Change-in-Control event had occurred on June 30, 2015 and Messrs. Schneider and Van Winkle exited the Company, their payouts under their amended agreements would have been $1.6 million and $0.6 million, respectively, less than what they would have received under their prior employment agreements. In their new roles with the Company, Mr. Schneider and Mr. Van Winkle both felt it was important to modernize the executive employment agreement despite the reduction in their own potential payouts under the agreements. Neither Mr. Schneider nor Mr. Van Winkle received remuneration for amending their employment agreements or for agreeing to decrease their potential payouts.
Each of the Employment Agreements with the NEOs who are chief-level executive officers (CEO, COO, and CFO) is in substantially the same form. Pursuant to the Employment Agreements, if the executive’s employment is terminated by the Company without Cause (as defined below) or by the executive for Good Reason (as defined below), the Company will provide compensation and benefits to the executive as follows:
(i)  base salary through the date of termination of employment;
(ii)  any deferred and unpaid cash incentive amounts due for the immediately preceding fiscal year and a prorated amount of the target cash incentive for the cash incentive period in which the executive's last day of employment occurs;
(iii) (a) unless the executive’s termination occurs during the one-year period before a Change-in-Control (as defined below) of the Company or during the two-year period following a Change-in-Control, severance pay equal to the sum of the executive’s annual base salary at the highest rate in effect during the three years immediately preceding the last day of employment and the higher of either the executive’s target cash incentive for the period in which the last day of employment occurs or the executive’s average annual cash incentive award for the three annual cash incentive periods immediately preceding the last day of employment, plus a reimbursement payment of $50,000 (subject to cost-of-living adjustment) in lieu of continued welfare and fringe benefits, or (b) if the executive’s termination occurs during the one-year period preceding a Change-in-Control or the two-year period following a Change-in-Control, severance pay is determined by the terms of the Change-in-Control Agreement;
(iv) reimbursement for outplacement service costs up to $25,000 (which was $75,000 in the former CEO’s employment agreement);
(v)  for Mr. Schneider, a payment in cash, shares or a combination thereof at the Company’s discretion, in each case equal to the intrinsic value at the termination date of all options and stock appreciation rights, and the fair market value of restricted stock, restricted stock units, performance shares, and performance units, all of which will become fully vested as of the date of separation (due to the fact that his employment agreement is grandfathered under a pre-2008 IRS ruling that permits acceleration of performance-based stock awards); for Mr. Van Winkle and Ms. Schroeder, payments under the Incentive Bonus Plan and all performance-based shares previously awarded under the 2003 Plan but not yet vested, will vest as if the executive remained employed by the Company and will be paid out in accordance with the terms of the applicable award agreement and the performance results of the Company, while all service-based stock awards will become fully vested as of the date of separation; and

(vi) payment of all SERP benefit amounts, which will become fully vested.
“Cause” means a determination, by at least three-quarters of the members of the Board, that one or more of the following has occurred:

•
the executive’s willful and continued failure to perform substantially the duties of the position or to follow lawful instructions of a senior executive or the Board that continues for five days after the executive receives written notice identifying such failure;

•	the executive’s conviction of a felony or of another crime that reflects adversely on the Company;

•	the executive’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company, or any misconduct that involves moral turpitude;

•	the executive’s material breach of obligations under the employment agreement or a fiduciary duty to the Company or our Share Owners; or

•	the executive’s engaging in activity that constitutes gross negligence as an employee of the Company.

“Good reason” means one or more of the following has occurred:

•	a material adverse change in the nature or scope of the executive’s responsibilities;

•	a reduction in the executive’s base salary rate or bonus category;

•	a reduction of 5% or more in value of the aggregate benefits provided to the executive and his dependents under the Company’s employee benefit plans;

•	a significant diminution in the executive’s position, authority, duties or responsibilities;

•	a relocation of the executive’s principal site of employment to a location more than fifty (50) miles from the principal site of employment; or

•	failure by the Company to obtain an assumption agreement regarding the executive’s employment agreement from any successor of the Company.
The executive employee is required to give written notice within 90 days of the occurrence of an event constituting “Good Reason” and the Company shall then have 30 days to remedy the occurrence. If the Company fails to do so, the executive must resign no later than 12 months after the initial occurrence of the event in order to receive a severance payout under the Employment Agreement.
In the event of termination of employment for a reason other than Cause or Good Reason, the executive will receive his base salary through the date of termination and will be entitled to any benefits under the regular terms of the welfare, retirement, Incentive Bonus, SERP, and equity and incentive plans.
If any of the Company’s payments to the executive are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 409A of the Internal Revenue Code due to the Company’s early payment of deferred compensation following separation without Cause, resignation for Good Reason, or a Change-in-Control event, the executive will be entitled to reimbursement for the amount of the excise tax (plus interest and penalties). In addition, the Employment Agreements impose non-competition and non-solicitation obligations on the executives during the term of their employment and for a period of 12 months (or a shorter period, for an executive employed for fewer than 12 months) following termination of employment for any reason.
The Employment Agreements signed by Mr. Wagner and Mr. McCoy also impose non-competition and non-solicitation obligations on the executives during the term of their employment and for a period of 12 months following termination of employment for any reason. If either Mr. Wagner or Mr. McCoy are separated from employment due to elimination of their position, they would be eligible for severance in the amount of two weeks’ pay for each year of tenure up to 26 weeks of pay under the Company's severance plan, as enhanced. The severance plan also provides for payment of an amount equal to the cost of continuation of healthcare premiums for a period equal to that used to compute severance. Further, vesting and payout of any stock awarded pursuant to the 2003 Plan would also occur, along with distribution of any deferred bonus from the prior fiscal year and a pro-rated bonus from the current fiscal year. Each would also receive reimbursement for up to $8,000 in costs for outplacement services.
Each of the NEOs is a party to a Change-in-Control Agreement with the Company, the purpose of which is to provide some protection to executive officers so their focus is on carrying out an effective change-in-control transaction for the benefit of the Share Owners rather than on their own well-being. It is also a retention tool, such that the executive officer will be less motivated to resign from the Company during a Change-in-Control time period when their leadership is most needed by the Company. In each Change-in-Control Agreement, “Change-in-Control” means the consummation of any of the following:

•
the acquisition, by any one person or more than one person acting as a group, of ownership interests representing more than 50% of the total fair market value or of the total voting power of all ownership interests (the “Majority Ownership”) of the Company, any affiliate of the Company that employs the executive, any entity that has a Majority Ownership of either the Company or such affiliate, or any entity in an uninterrupted chain of Majority Ownership culminating in the ownership of the Company or such affiliate (each, a “Relevant Company”) through merger, consolidation, or stock transfer;

•
the acquisition during any 12-month period, by any one person or more than one person acting as a group, of ownership interests in a Relevant Company possessing 35% or more of the total voting power of all ownership interests in the Relevant Company;

•
the acquisition of ownership during any 24-month period, by any one person or more than one person acting as a group, of 40% or more of the total gross fair market value of the assets of a Relevant Company; or

•
the replacement of a majority of members of the Board during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;

provided, however, that any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of a Relevant Entity within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code and its interpretive regulations does not constitute a “Change in Control”.
The spin-off of the Company’s EMS segment was not a Change-in-Control event.
Upon a Change-in-Control of the Company, in the event the executive officer’s employment with the Company is terminated, the Company will accelerate payment to the executive of an amount in cash, shares or a combination thereof equal to the value at the effective date of the Change-in-Control of all options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and Incentive Bonus Plan payments, all of which will become fully vested. The executive officer will also receive severance pay in a sum equal to two times the sum of the executive’s annual base salary at the highest rate in effect during the three years immediately preceding the last day of employment and the higher of either the executive’s target bonus for the period in which the last day of employment occurs or the executive’s average annual bonus award for the three annual bonus periods immediately preceding the last day of employment.
In addition, upon a Change-in-Control event, the executive officer will become fully vested in the SERP and will receive all benefit amounts under that plan. Further, upon a Change-in-Control, as an incentive for the executive to remain available to assist with transition matters, the Company will offer the executive a retention bonus equal to 20% of the executive’s annual salary after the first three months following the Change-in-Control and another payment equal to 20% of the executive’s annual salary if the NEO stays for an additional three months for a total of six months, in each case as long as the executive remains an employee during such time (or if his employment is terminated by the Company without Cause or by the executive for Good Reason). The executive will receive a reimbursement amount equal to two times the product of $50,000 and a fraction, the numerator of which is the Employment Cost Index and the denominator of which is the Employment Cost Index for the first calendar quarter of 2015 for welfare and fringe benefit plan reimbursements. The executive will also be eligible for $25,000 in outplacement assistance during the first 12 months after separation from employment.
The table below reflects the amount of compensation payable to each of the NEOs in the event of termination of such NEO’s employment. The amounts shown assume that such termination was effective as of June 30, 2015, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of such NEO’s separation from the Company and could therefore be more or less than the amounts set forth below.

	Change-in-Control(5)	Without Cause or with Good Reason	Death, Disability or Retirement(6)	Other Termination(7)
Robert F. Schneider
Lump Sum(1)	$1,749,737	$986,571	$—	$—
Stock and Incentive Compensation(2)	$2,500,052	$2,561,922	$1,377,784	$—
Retention Bonus(3)	$220,002	$—	$—	$—
SERP(4)	$1,026,403	$1,026,403	$1,026,403	$1,026,403
TOTAL	$5,496,194	$4,574,896	$2,404,187	$1,026,403
Michelle R. Schroeder
Lump Sum(1)	$985,540	$563,685	$—	$—
Stock and Incentive Compensation(2)	$684,152	$684,152	$418,281	$—
Retention Bonus(3)	$128,003	$—	$—	$—
SERP(4)	$275,708	$275,708	$275,708	$275,708
TOTAL	$2,073,403	$1,523,545	$693,989	$275,708

	Change-in-Control(5)	Without Cause or with Good Reason	Death, Disability or Retirement(6)	Other Termination(7)
Donald W. Van Winkle
Lump Sum(1)	$1,041,454	$683,884	$—	$—
Stock and Incentive Compensation(2)	$1,943,898	$1,943,898	$969,137	$—
Retention Bonus(3)	$160,722	$—	$—	$—
SERP(4)	$854,575	$854,575	$854,575	$854,575
TOTAL	$4,000,649	$3,482,357	$1,823,712	$854,575
Kevin D. McCoy
Lump Sum(1)	$1,125,451	$162,011	$—	$—
Stock and Incentive Compensation(2)	$772,376	$772,376	$482,469	$—
Retention Bonus(3)	$112,008	$—	$—	$—
SERP(4)	$354,756	$354,756	$354,756	$354,756
TOTAL	$2,364,591	$1,289,143	$837,225	$354,756
Michael S. Wagner
Lump Sum(1)	$968,067	$21,116	$—	$—
Stock and Incentive Compensation(2)	$625,448	$625,448	$313,773	$—
Retention Bonus(3)	$124,010	$—	$—	$—
SERP(4)	$226,707	$226,707	$226,707	$226,707
TOTAL	$1,944,232	$873,271	$540,480	$226,707
  _____________

(1)
Payment is calculated based on executive’s annual base salary as of June 30, 2015 plus cash incentive compensation at the target level. The amounts include severance, benefits allowance, and outplacement reimbursement, reduced by the amount necessary to avoid federal excise tax on excess parachute payments (Section 4999 of the Internal Revenue Code). This excise tax would be assessed if the value of certain payments that are contingent upon a Change-in-Control, referred to as parachute payments, exceeds a safe harbor amount. The computation of the excise tax is complex and is subject to various questions of interpretation. The amount that the payment has been reduced for excise tax reflects the Company’s best estimate at this time. In addition, there is estimated to be no tax liability pursuant to Section 409A of the Internal Revenue Code and accordingly no amounts are included for reimbursement of this tax.

(2)
Represents the value of unvested RSU, RTSR, APS and LTPS awards, the vesting of which would accelerate in certain circumstances depending upon the specified event of termination. Awards are valued by multiplying $12.16, the closing price of the Company’s Common Stock as reported by NASDAQ on June 30, 2015, by the number of unvested shares that would vest for the specified event of termination. The amount also includes the accrued but unpaid cash incentive compensation due under the Incentive Bonus Plan for fiscal year 2015. These amounts will be paid in a lump sum upon a Change-In-Control for all NEOs or if Mr. Schneider is terminated without Cause or for Good Reason. For other NEOs who are terminated without Cause or for Good Reason, these amounts will be paid over time as if the executive had remained an employee of the Company.

(3)	Amount payable in two installments: 50% — 3 months after a Change-in-Control; and 50% — 6 months after a Change-in-Control.

(4)
Represents the fully vested SERP balance as of June 30, 2015 reflected in the Nonqualified Deferred Compensation Table included in this Proxy Statement. This amount will be paid in a lump sum after a separation due to Change-in-Control, termination without Cause or with Good Reason, or death. In the case of disability, retirement or voluntary termination, the amount will be paid pursuant to the election of the NEO.

(5)
The Change-in-Control payment calculated in this column assumes that the NEO departs the Company and is not employed by the successor company, resulting in the maximum amount of Change-in-Control payment. If the NEO were to be retained by the successor, the Change-in-Control payment would be reduced to exclude the severance portion (consisting of the NEO’s annual base salary, targeted cash incentive compensation, and benefits allowance), and would only include stock and bonus compensation to the extent that the successor company did not continue these benefits.

(6)	The amounts listed in this column represent only death or disability payouts because the NEOs were not of retirement age as of June 30, 2015, and therefore are not eligible for retirement benefits.

(7)	Includes termination by the Company for Cause and voluntary resignation by the NEO.

Mr. Thyen’s departure from the Company was considered a retirement which entitled him to receive his base salary through the date of retirement and non-accelerated benefits under the regular terms of the welfare, retirement, Incentive Bonus Plan, SERP, and equity and incentive plans.
The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary, health benefits and distribution of account balances under the Retirement Plan.

DIRECTOR COMPENSATION
Fiscal Year 2015 Compensation to Non-Employee Directors
Directors’ compensation is set by the Board. The level of compensation is guided by the following goals: compensation should fairly pay directors for work required in a company of Kimball’s size and scope; and the structure of the compensation should be simple, transparent, market-competitive, and easy to understand.
All non-employee directors of your Company received an annual retainer of $75,000 for service in fiscal year 2015. For new directors, this amount was prorated based on the number of meetings remaining in the fiscal year after such director joined the Board. Additionally, the Chairperson of the Audit Committee of the Board, the Chairperson of the Compensation and Governance Committee and the Lead Independent Director each received an additional $10,000 annual retainer fee. All committee meeting fees were eliminated effective at the beginning of fiscal year 2014.
As of February, 2015, directors are required to receive at least 50% of their annual retainer in shares of Common Stock until they attain the minimum level of stock ownership required for a director under the Company’s Stock Ownership Guidelines, which is three times the total annual fees earned. Directors also are reimbursed for travel expenses incurred in connection with attending Board and committee meetings.
The following Non-Employee Director Compensation Table shows the compensation paid to each non-employee director during fiscal year 2015. A full-time officer, who is or becomes a member of the Board, does not receive additional compensation for serving as a member of the Board and/or as a member of any of the committees of the Board. Mr. Schneider is not included in this table because he received no additional compensation for his service as a director. The compensation of Mr. Schneider is fully reflected in the Summary Compensation Table in this Proxy Statement.
During fiscal year 2015, the non-employee directors received compensation for serving on the Board and committees as follows:
Non-Employee Director Compensation in Fiscal Year 2015

Fees Earned or Paid in Cash
Name	($)
(a)	(b)
Timothy J. Jahnke (1)	$75,005
Kimberly K. Ryan (1)	$75,001
Geoffrey L. Stringer (1)	$85,013
Thomas J. Tischhauser	$82,500
Christine M. Vujovich (1)	$85,007
Patrick E. Connolly (1)	$75,007
 _____________

(1)
Represents fees paid during fiscal year 2015, and includes the following amount of fees for which the director elected to receive Common Stock in lieu of cash: Mr. Jahnke — $50,255; Ms. Ryan — $24,751; Mr. Stringer — $85,013; Ms. Vujovich — $42,507; and Mr. Connolly — $75,007. These amounts were converted into 3,139; 1,546; 5,310; 2,655; and 4,685 shares, respectively, of Class B Common Stock using the per share price of $16.01, the market value for such shares on September 10, 2014.

Board Stock Ownership Guidelines
As discussed under “Compensation Discussion and Analysis - Share Ownership Guidelines,” the Board adopted guidelines, which were updated in 2015, whereby all members of your Board are expected to own, at a minimum, shares of your Company's stock equal in value to three times the total annual fees earned as a director.

PROPOSAL TO APPROVE THE KIMBALL INTERNATIONAL, INC.
AMENDED AND RESTATED 2010 PROFIT SHARING INCENTIVE BONUS PLAN
Background.  Your Board believes that the long-term success of your Company depends, in part, on its ability to recruit and retain outstanding individuals as employees and to furnish these employees maximum incentive to improve operations and increase profits. Your Board also believes it is important to align compensation of officers and employees paid on a bi-weekly basis, with the interests of Share Owners. In accordance with this belief, your Board, upon recommendation of the Compensation and Governance Committee (“Committee”) of the Board (comprised of independent outside directors within the meaning of Section 162(m) of the Internal Revenue Code), has unanimously adopted and recommends for Share Owner approval, the Kimball International, Inc. Amended and Restated 2010 Profit Sharing Incentive Bonus Plan (the “Plan”).
The Board approved the Plan, as amended and restated, on August 11, 2015. Amendments to the Plan include: (1) elimination of the Group level due to spin-off of the EMS segment; (2) addition of part-time employees as participants under the Plan; and (3) addition of 10 percentage points to CEO's payout under the Plan with a cap of 100%, unless no incentive is earned under the Worldwide plan, in which case he will also not receive an incentive payout.
The profit sharing framework of this Plan has been in place since prior to the Company becoming publicly traded in 1976. The Plan, which was originally adopted and approved by our Board and our Share Owners in 2010, includes profit determinations at two levels within the Company: (1) Worldwide for Company-wide performance (“Worldwide”); and (2) at a Business Unit level for the performance of designated operations within the Company (“Business Unit”). All executive officers and other eligible employees participate at the Worldwide or Business Unit level.
Share Owner approval of the Plan is now sought to qualify the awards under the Plan as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a deduction for certain compensation paid in excess of $1 million to our CEO and to each of our other three most highly compensated executive officers (other than our CFO), , but only if employed as of the end of the fiscal year. Performance-based compensation, however, is fully deductible by the Company if the material terms of the programs are approved by Share Owners at least every five years and meet certain other requirements. The Plan has been designed to permit the Committee to grant bonuses which qualify for deductibility under Section 162(m). To maintain the deductibility of payments under the Plan, the Board recommends that the Share Owners approve the Plan at the Annual Meeting of Share Owners.
Goal.  The goal of the Plan is to link an employee’s compensation with the long-term financial success of the Company. The intent is to encourage participants to think, act and be rewarded like owners, and to seek out and undertake initiatives that continuously improve the long-term performance of the Company.
Eligibility.  Executive officers and full- and part-time employees of the Company paid on a bi-weekly basis, except those covered under commission compensation programs, are eligible to participate in the Plan (“Participants”). Approximately 850 employees will be eligible to participate in the Plan.
Bonus Criteria.  The Plan measures profitability in terms of “economic profit”, generally equal to net income less the cost of capital. The Committee must approve the profitability tiers (“Targets”) within the first 25% of the period of service to which the Targets relate, but not later than 90 days after the commencement of that period (“Relevant Time Period”). The Committee, within the Relevant Time Period, may make adjustments for non-operating income and loss and other profit-computation elements as it deems appropriate to provide optimal incentives for eligible employees. If other adjustments are necessary beyond the Relevant Time Period, the NEOs will not be eligible to receive any bonus resulting from such adjustments.
Bonus Amounts.  The Plan establishes potential bonus amounts as a range of percentages of the Participant’s salary, with the bonus percentage increasing with higher levels of profitability. The Plan also establishes different bonus percentage ranges across several Participant categories, setting higher bonus-percentage ranges for Participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company’s profitability. The CEO's payout will be ten percentage points higher than the other executive officers in the Worldwide Plan with a cap of 100%, unless no incentive is earned under the Worldwide plan, in which case he will also not receive an incentive payout. At the highest responsibility levels, Participants may earn bonuses of up to 100 percent of base salary. The Plan is designed so that Participants will achieve maximum bonuses only if the Company achieves economic profitability near the top quartile of leading public companies and/or its competitors. A Participant’s total bonus under the Plan may not exceed $1 million for any fiscal year. Awards under the Plan will be determined based on actual future performance. Therefore, the amounts that will be paid pursuant to the Plan in future years are not currently determinable. However, as described above, the profit sharing framework of the Plan has been in place for a number of years.

The amounts payable pursuant to the Plan (prior to its amendment and restatement) relating to performance in the fiscal year ended June 30, 2015, for the following individuals and groups were as follows:

Name and Position	Amount of Fiscal Year 2015 Award
Robert F. Schneider Chairman of the Board, Chief Executive Officer	$345,156
Michelle R. Schroeder Vice President, Chief Financial Officer	$197,292
Donald W. Van Winkle President, Chief Operating Officer	$266,130
Kevin D. McCoy Vice President; President, National Office Furniture	$250,930
Michael S. Wagner Vice President; President, Kimball Office	$60,465
James C. Thyen Former President and Chief Executive Officer	$225,106
All Current Executive Officers	$1,630,141
Non-Executive Director Group	None
Non-Executive Officer Employee Group	$12,582,630
In addition, each of the NEOs listed in the above table, other than Mr. Thyen, have been selected as Participants under the Plan for fiscal year 2016.
Administration.  For a particular fiscal year, the Committee must approve the Targets, profit-computation adjustments, and any other conditions within the Relevant Time Period. At the end of each fiscal year, but before Plan bonuses may be paid, the Committee must certify in writing that Targets and other conditions have been satisfied. The Committee does not have the discretion to increase the amount of any bonus for the Named Executive Officers. The Board may amend or terminate the Plan effective for future fiscal years. The Board will not, however, amend the Plan without Share Owner approval if such approval is required to comply with Section 162(m) of the Internal Revenue Code or other applicable law or to comply with applicable stock exchange requirements.
Bonus Payments.  If a Participant’s bonus for the fiscal year does not exceed $2,000, the bonus will be paid in a single sum during the following August. Bonuses exceeding that amount will be paid during the following fiscal year in five cash installments — 50% in the following August and 12.5% in each of the following September, January, April, and June. If a Participant’s employment is terminated before a scheduled payment date, the former employee will not be entitled to receive that bonus payment or any subsequent bonus payment, unless the Participant’s termination was caused by retirement after attaining the country-specific retirement age (62 in the U.S.), death, or permanent disability, in which case, that Participant (or beneficiary, in the event of the participant’s death) will be entitled to receive all bonus payments for the previous fiscal year and a pro-rata share for the current fiscal year, all to be paid in full within 2½ months after the end of the Company’s fiscal year.
Our Board recommends that our Share Owners vote in favor of the approval of the Plan, as amended and restated, so as to take advantage of the benefits of Section 162(m) of the Internal Revenue Code. If our Share Owners do not approve the Plan we may still continue to pay bonuses to Participants under the Plan. Such bonuses may not be fully tax-deductible to the extent the total compensation paid to our executive officers exceeds the Section 162(m) limitation. The Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m). If we cannot deduct incentive compensation from our taxes, it will increase the cost of these incentive payouts to us and thus to our Share Owners through reduced net income.
The Board of Directors recommends a vote “FOR” approval of the Kimball International, Inc. Amended and Restated 2010 Profit Sharing Incentive Bonus Plan.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. During the fiscal year ended June 30, 2015, the Audit Committee was comprised of at least three directors as required per the Audit Committee Charter. All members of the Audit Committee meet the independence and experience requirements of The NASDAQ Stock Market LLC and the Securities and Exchange Commission. All three members of the Audit Committee also meet requirements to be considered a “financial expert.”
Management is responsible for the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for auditing and expressing an opinion in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting.
In connection with these responsibilities, the Audit Committee met with management and Deloitte to review and discuss the June 30, 2015 financial statements including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Audit Committee under standards established by the Securities and Exchange Commission and the PCAOB. The Audit Committee also has received the written disclosures and the letter from Deloitte in accordance with the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.
The Audit Committee reviewed the overall scope of the audits performed by the internal auditor and Deloitte. The Audit Committee met with the internal auditor and Deloitte, with and without management present, to discuss the results of the examinations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. The Audit Committee also discussed with management and Deloitte, management’s report on, and Deloitte’s report on and audit of, the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also met at least two times annually in a separate executive session with only members present.
Based upon the review and discussions referred to above, and relying on the representations of the Company's management and the independent auditor's report, our Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015, filed with the Securities and Exchange Commission.

Respectfully submitted,
THE AUDIT COMMITTEE
Geoffrey L. Stringer (Chairperson)
Kimberly K. Ryan
Patrick E. Connolly

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively the “Deloitte Entities”) audited the Company’s annual financial statements for the fiscal year ended June 30, 2015. The Deloitte Entities have served as our independent registered public accounting firm since 2002.
Representatives of the Deloitte Entities will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees

	2015	2014
	Deloitte Entities	Deloitte Entities
Audit Fees (a)	$775,000	$1,165,283
Audit-Related Fees (b)	$108,006	$1,486,592
Tax Fees (c)	$7,310	$32,702
All Other Fees	$—	$—
Total	$890,316	$2,684,577
_____________

(a)
Includes fees paid for the audit of the annual financial statements, for the audit of internal control over financial reporting, for the review of the quarterly financial statements and for the fiscal year 2014 statutory audits of international subsidiaries. The primary reason for the decrease year-over-year was the spin-off of the EMS segment which was completed October 31, 2014.

(b)
Audit-related fees for fiscal year 2015 consisted primarily of fees paid for the audit of various benefit plans. Audit-related fees for fiscal year 2014, consisted primarily of carve-out audits of the business related to the spin-off of the EMS segment, as well as fees paid for the audit of various benefit plans. The carve-out audit was completed as of October 31, 2014.

(c)	Consists of fees paid for tax compliance and related tax services.
Consideration of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm prior to the services being performed. The Audit Committee has established a pre-approval process for services provided by the independent registered public accounting firm which complies with the requirements of the Sarbanes-Oxley Act of 2002. A description of the pre-approval process is attached to this Proxy Statement as Appendix A. The Audit Committee has considered whether all services provided are compatible with maintaining the independent registered public accounting firm’s independence in accordance with this pre-approval process and has determined that such services are compatible.
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed the Deloitte Entities to be the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2016. They were appointed based upon:

•	performance on past audits, including the expertise of the engagement team;

•	experience, client service, and responsiveness;

•	leadership, management structure, and ethical culture; and

•	the amount of fees charged in relation to scope of work performed.
Ratification is not required by law or the Company’s By-laws. The Company is submitting the appointment of the Deloitte Entities to the owners of our Common Stock for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our Share Owners.
The Board of Directors recommends that the Share Owners vote “FOR” ratification of the appointment of the Deloitte Entities as the Company’s independent registered public accounting firm.
By Order of the Board of Directors
Julia Heitz Cassidy, Secretary
September 9, 2015

APPENDIX A

APPROVAL PROCESS FOR SERVICES PERFORMED BY
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Objective
To ensure the independent registered public accounting firm is independent in both fact and appearance with respect to the audit of the financial statements of Kimball International, Inc. (the “Company”).
Process
The independent registered public accounting firm of Kimball International, Inc. reports to and is engaged by the Audit Committee of the Company. Prior to the engagement of the independent registered public accounting firm to render service, the service and fees are approved by the Audit Committee. The Audit Committee will not engage the independent registered public accounting firm for any non-audit service that is specifically prohibited by the Securities and Exchange Commission rules on auditor independence nor will approval be granted for any non-audit service that individually or in the aggregate, in the Audit Committee’s opinion, impairs the independence of the independent registered public accounting firm with respect to the audit of the financial statements of the Company. Pre-approval of services is obtained either (1) by explicit pre-approval of individual services from the Audit Committee or (2) by general pre-approval for certain tax compliance and related tax services.
The Audit Committee has delegated authority to the Audit Committee Chairperson to grant approval required by this policy for any service engagements that arise between Audit Committee meetings. During the next regularly scheduled Audit Committee meeting, or sooner as appropriate, the Audit Committee Chairperson updates the full committee of approved independent registered public accounting firm services for informational purposes.
The independent registered public accounting firm has reviewed the policy and believes that the policy will not adversely affect the firm’s independence.

A-1

APPENDIX B

RECONCILIATION OF GAAP NET INCOME TO ECONOMIC PROFIT
USED FOR PROFIT SHARING INCENTIVE BONUS PLAN
(Amounts in Millions)

Fiscal year ended June 30, 2015 incentive compensation represents a hybrid of operations before and after the October 31, 2014 spin-off of the EMS segment. Additionally, the new executive team, in concert with the Compensation and Governance Committee, implemented several compensation changes immediately after the spin-off that increased the difficulty of the incentive compensation plans of the Company to better align with Share Owner interests.
The following reconciles GAAP net income to economic profit for the Worldwide plan for the fiscal year ended June 30, 2015 and details the adjustments made to economic profit to determine the payouts under the Kimball International, Inc. 2010 Profit Sharing Incentive Bonus Plan for fiscal year 2015:

Net Income	$20.3	Includes the Kimball Electronics discontinued operations through the spin-off date of October 31, 2014
Less: Cost Of Capital Charge	14.3	Represents the economic cost of a reasonable return on invested capital that is used in the business
Economic Profit	$6.0

Adjustments to Economic Profit:
After-tax expense associated with executing the spin-off of the Electronics segment	4.1
The Committee determined that costs associated with executing the spin-off of the EMS segment would be excluded from the profit sharing bonus computation because the costs are not indicative of operating performance. The Committee believes the spin-off drove economic value for the Company and including expenses in the bonus calculation would have been a disincentive to executing the spin-off.

After-tax restructuring costs associated with the consolidation of the Post Falls, Idaho facility into existing Indiana facilities	2.6
The Committee determined that costs associated with the Post Falls restructuring would be excluded from the profit sharing bonus computation because the costs are not indicative of operating performance. The new executive team post-spin made the decision to restructure the Post Falls operation, with an expected annual benefit after completion of approximately $5 million. The Committee believes the restructuring will drive economic value for the Company and including expenses in the bonus calculation would be a disincentive to executing the restructuring.

After-tax expense related to LIFO accounting	0.2	The Committee determined that it was appropriate to exclude the impact of LIFO accounting from the profit sharing bonus computation as a non-operational item.
Tax benefits associated with release of income tax reserves related to prior years	(0.9)	The release of these tax reserves was related to a prior fiscal year and the Committee determined it was appropriate to exclude this income from the profit sharing bonus computation.
Adjustments to Economic Profit that were in effect prior to the October 31, 2014 spin-off of Electronics segment. These adjustments were eliminated effective November 1, 2014.	3.7
Prior to the EMS segment spin-off, compensation expense related to the Long Term Performance Share awards was excluded from the profit sharing bonus computation and new capital expenditures were excluded in computing the economic profit cost of capital charge for an initial 12 month period to encourage capital investment. Along with other Corporate Governance changes made with the spin-off of the EMS segment, the Committee determined that for Executive Officers, effective after the spin-off, long-term performance share expense would no longer be excluded from the profit sharing bonus computation and that a cost of capital charge would apply immediately for new capital purchased after the spin-off date (with a phase-out for capital purchased prior to the spin-off, which phase-out ended June 30, 2015).

Adjusted Economic Profit Used for Incentive Bonus Plan	$15.7

B-1

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KIMBALL INTERNATIONAL, INC. ATTN: JIM KRODEL 1600 ROYAL STREET JASPER, IN 47549
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒
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KIMBALL INTERNATIONAL, INC.		DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. ELECTION OF CLASS I DIRECTORS	☐	☐	☐
NOMINEES:

TO ELECT TWO MEMBERS TO THE BOARD OF DIRECTORS TO SERVE FOR A THREE-YEAR TERM AS CLASS I DIRECTORS:
01) TIMOTHY J. JAHNKE
02) THOMAS J. TISCHHAUSER

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS:	For	Against	Abstain

2. APPROVE THE KIMBALL INTERNATIONAL, INC. AMENDED AND RESTATED 2010 PROFIT SHARING INCENTIVE BONUS PLAN.	☐	☐	☐

3. RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.	☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.
---------------------------------------------------------------------------------------------------------------------------------------------------------
KIMBALL INTERNATIONAL, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
I appoint Robert F. Schneider and Donald W. Van Winkle, or either of them, each with full power of substitution, as Proxies to vote all shares of common stock of Kimball International, Inc. standing in my name on its books at the close of business on August 17, 2015, at the annual meeting of its share owners to be held at the principal offices of the Company located at 1600 Royal Street, Jasper, Indiana at 9:30 A.M., Eastern Daylight Time, on Tuesday, October 20, 2015, and at any adjournments thereof with respect to the matters on the reverse side. I hereby revoke any proxy heretofore given.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE SHARE OWNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE APPROVAL OF THE KIMBALL INTERNATIONAL, INC. AMENDED AND RESTATED 2010 PROFIT SHARING INCENTIVE BONUS PLAN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016. FOR KIMBALL RETIREMENT PLAN PARTICIPANTS, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE TERMS OF THE RETIREMENT PLAN.

Continued and to be signed on reverse side